UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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STAAR Surgical Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STAAR SURGICAL COMPANY

25651 Atlantic Ocean Drive

Lake Forest, California 92630

April 29, 2019

Dear Fellow Shareholders:

You are cordially invited to attend the annual meeting of the stockholders (the “Annual Meeting”) of STAAR Surgical Company (“STAAR” or the “Company”). The Annual Meeting will be held on Thursday, June 20, 2019 at 8:30 a.m. (Pacific time), at STAAR’s headquarters at 25651 Atlantic Ocean Drive, Lake Forest, California, 92630.

By all measures, STAAR achieved an outstanding year in 2018.  We successfully executed our growth strategy to become a primary and premium option for people seeking visual freedom, and to become the best partner for our surgeon customers.  And we extended our track record of delivering strong financial performance quarter after quarter throughout 2018.

Without the commitment of our team of “All STAARs,” none of these accomplishments would be possible.  I am deeply grateful for their dedication to STAAR’s growth and success.

2018 was a breakout year for STAAR and our investors:

•	We achieved record revenue of $124 million, growing revenue by 37% compared to 2017, and growing “implantable Collamer® lenses” (“ICL”) sales by 48%;
•	GAAP diluted earnings per share (“EPS”) improved by $0.16 from ($0.05) to $0.11 for the first profitable year since 2011;
•

Cash, cash equivalents and restricted cash rose to $104.0 million, compared to $18.6 million at the end of the fourth quarter of 2017. We generated $12.8 million in cash from operations and raised $72.2 million in gross proceeds from the sale of approximately 2 million shares of common stock; and

•	Our stock price rose approximately 100% during the year (from $15.90 on January 2, 2018 to $31.91 on December 31, 2018).

In addition to this fantastic financial performance, 2018 was a transformative year for us in other ways as well.  During the year, the Food and Drug Administration (“FDA”) lifted a Warning Letter regarding STAAR and approved our Visian Toric ICL for marketing and sale in the U.S.  We submitted our EVO Visian ICL premarket approval (“PMA’) supplement to the FDA for review, and that review is on-going. The patient enrollment for our pivotal European trial for the EVO with EDOF lens for presbyopia is complete and we are conducting the required six-month patient follow-up for this study. Once we complete this follow up, our plan is to submit our CE Mark application to our regulated body by mid-year 2019.

More broadly, our strategy of building the refractive market for visual freedom through surgeon training and certification, practice development, consumer outreach, patient education, digital marketing and strategic agreements with our customers has positioned the ICL in more and more clinics and doctors’ offices as a premium and primary solution for vision correction around the globe. Ever more data supporting the safety and effectiveness of the ICL is being published. For example, in December 2018, Dr. Mark Packer published a literature review of 67 papers from 10 countries on the EVO lens in the journal Clinical Ophthalmology. The analysis covered 6,000 eyes with up to 5 years of follow up concluding “Improved safety and effectiveness across a broad range of refractive errors make EVO an attractive option for surgeons and patients.”

Throughout 2018, we executed our plan to make targeted investments designed to foster continued future growth, including the launch of future ICL products. We are planning for and making initial investments in 2019 in manufacturing and facilities expansion to expand our capacity to meet increasing demand.

We’ll focus on several imperatives in 2019 to extend our track record of success from 2018 into the future.  To do so, we are planning to:

•

Make initial investments in manufacturing and facilities expansion that include, among other things: (i) increasing manufacturing capacity at our Monrovia, California facility for our Myopia ICLs; (ii) reopening and expanding our manufacturing and distribution facilities in Nidau, Switzerland; (iii) preparing for the validation of our Lake Forest, California facility for the manufacturing of our ICL with EDOF for presbyopia lenses expected to be approved for sale initially in CE Mark countries; (iv) moving into our newly renovated Lake Forest, California facility, which also includes executive and corporate offices;

•	Continue market share gains in all global markets, including China. We will continue to focus on increasing consideration and usage of low and mid-diopter ICLs;
•	Increase investment in Direct-to-Consumer marketing and patient education in targeted markets; and
•	Strengthen existing and finalize new Strategic Agreements and Alliances with global partners.

We believe that if we accomplish our plans, we will achieve the following target results for 2019:

•	ICL unit growth percentage target increase of 30% or above compared with 2018 ICL unit growth;
•

Overall revenue growth percentage target increase of 20% over 2018 (despite an overall sales decline in our Other Products segment of approximately $3.6 million, including an approximately $2.6 million reduction in sales of low margin injector parts);

•	GAAP Net Income is anticipated to increase over 2018; and
•	Positive full year cash flow and cash balance increase.

For 2019, we intend to continue achieving and strengthening our 2018 strategic priorities, which are as follows:

•	Retain Compliance with All Regulatory Bodies;
•	Successfully Build the Visual Freedom Market for Implantable Lenses;
•	Execute Go-to-Market Strategy to Significantly Expand Market Share Globally;
•	Innovate, Develop and Introduce Premium Collamer Lenses and Delivery Systems;
•	Enhance Clinical & Medical Affairs Excellence: Clinical Validation, Surgeon Training;
•	Implement Foundations 2020: Operations & Systems Updates & Improvements; and
•	Deliver Shareholder Value.

Overall, we are enthusiastic about 2019 and look forward to delivering another strong year for our shareholders.

Your vote is important. We encourage you to read the Proxy Statement and vote your shares as soon as possible. Please vote today either by telephone or Internet, or by signing, dating and mailing your proxy card, broker’s or other nominee’s voting instruction form in the envelop provided. Telephone or Internet voting permits you to vote at your convenience, 24 hours a day, seven days a week. Detailed voting instructions are included on the back of your proxy card, broker’s or other nominee’s voting instruction form.

I thank you for your continued investment and for the trust you’ve placed in us. We appreciate your support.

Sincerely,

Caren Mason
President and Chief Executive Officer

STAAR SURGICAL COMPANY

25651 Atlantic Ocean Drive

Lake Forest, California 92630

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of the stockholders of STAAR Surgical Company (the “Annual Meeting”) will take place on Thursday, June 20, 2019, at 8:30 a.m. (Pacific time), at STAAR’s headquarters at 25651 Atlantic Ocean Drive, Lake Forest, California, 92630. The purpose of the meeting is to do the following:

1.

elect the following five director nominees for a term of office expiring at the 2020 annual meeting of stockholders or until their successors are duly elected and qualified: Stephen C. Farrell, Caren Mason, John C. Moore, Louis E. Silverman, and William P. Wall;

2.	ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending January 3, 2020;
3.	hold an advisory vote to approve annual compensation program for non-employee directors;
4.	hold an advisory vote to approve STAAR’s compensation of its named executive officers; and
5.	transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The Board of Directors recommends a vote “FOR” items 1, 2, 3, and 4.

Only stockholders of record at the close of business on April 23, 2019 (“stockholders”) are entitled to vote.

As stated in the enclosed Proxy Statement, we are soliciting proxies on behalf of the Board of Directors of STAAR. All proposals presented above are proposals of the Board of Directors.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 20, 2019

We want to ensure your shares are represented as we conduct a vote on the matters outlined in the proxy statement. If you are unable to attend the meeting, please cast your vote as soon as possible via:

-	The Internet at www.proxyvote.com (and following instructions on the proxy card);
-	By calling 1-800-690-6903; or
-	By mail if you request a paper copy of the materials, which will include a proxy card (please see the instructions on the Notice of Availability of Proxy Materials).

You can find our 2019 Proxy Statement, the proxy card and 2018 Annual Report on Form 10-K at www.proxyvote.com. To view materials via the Internet, please follow the instructions set forth on the Notice Regarding Internet Availability mailed on or about April 29, 2019 to all stockholders of record as of the close of business on April 23, 2019.

By Order of the Board of Directors,

Samuel Gesten
Chief Legal Officer and Secretary
Lake Forest, California
April 29, 2019

STAAR SURGICAL COMPANY

STAAR SURGICAL COMPANY

25651 Atlantic Ocean Drive

Lake Forest, California 92630

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 20, 2019 at 8:30 a.m. (Pacific Time)

The Board of Directors of STAAR Surgical Company is soliciting your proxy for use at the 2019 Annual Meeting of Stockholders to be held on Thursday, June 20, 2019 at 8:30 a.m. (Pacific time). The Board of Directors is making proxy materials available on the Internet to stockholders on or about April 29, 2019.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why are you providing this proxy statement?
A:

The Board of Directors is soliciting your proxy to vote at the Annual Meeting because you were a stockholder at the close of business on April 23, 2019—the “Record Date” for the Annual Meeting—and as such you are entitled to vote at the meeting. STAAR has made the proxy statement and related materials available to you on the Internet, in connection with this solicitation.

Q:	What is included in the proxy materials that I should read?
A:	The proxy materials include the following:
•	this Proxy Statement; and
•	our Annual Report on Form 10-K for fiscal year 2018.
Q:	What is the voting requirement to elect the directors and to approve each of the proposals?
A:

In Proposal No. 1, the election of directors, the five persons receiving the highest number of affirmative votes will be elected, subject to STAAR’s Director Resignation Policy. Abstentions and broker non-votes have no effect on the vote.

In Proposal No. 2, the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending January 3, 2020, requires the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of common stock present in person or by proxy and entitled to vote on the proposal. Abstentions have the same effect as a vote “AGAINST” this proposal. Brokers may vote on this proposal if not instructed by their clients.

Proposal No.3 is a non-binding advisory vote to approve the annual compensation program for non-executive directors and requires the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of common stock present in person or by proxy and entitled to vote on the proposal. Abstentions have the same effect as a vote “AGAINST” the proposal. Broker non-votes have no effect.

Proposal No.4 is a non-binding advisory vote to approve the compensation of our named executive officers and requires the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of common stock present in person or by proxy and entitled to vote on the proposal. Abstentions have the same effect as a vote “AGAINST” the proposal. Broker non-votes have no effect.

Voting Standards and Board Recommendations

Voting Item	Board Recommendation	Voting Standard	Treatment of Abstentions & Broker Non-Votes
Election of directors	For each nominee	Plurality	Abstentions and broker non-votes have no effect
Auditor ratification	For	Majority of votes represented at the meeting and entitled to vote thereon	Abstentions have the effect of a vote against; brokers may vote in their discretion
Say on pay for non-executive directors	For	Majority of votes represented at the meeting and entitled to vote thereon	Abstentions have the effect of a vote against; broker non-votes have no effect
Say on pay for named executive officers	For	Majority of votes represented at the meeting and entitled to vote thereon	Abstentions have the effect of a vote against; broker non-votes have no effect

Q:	What are “broker non-votes”?
A:

If a beneficial owner who holds shares in “street name” through a broker, bank or other nominee fails to give voting instructions to such broker, bank or other nominee for any matters submitted to stockholders at the 2019 Annual Meeting, such broker, bank or other nominee will be able to vote the beneficial owner’s shares on routine proposals such as the proposal to ratify the selection of our independent registered public accountant, but may not vote the shares on non-routine proposals. When a broker, bank or other nominee votes a client’s shares on routine proposals, those shares are counted for purposes of establishing a quorum for the meeting and for purposes of determining whether a routine proposal is approved, but they will not be counted toward the approval of non-routine proposals as to which brokers, banks and other nominees are not entitled to vote. These missing votes with respect to such non-routine proposals are called “broker non-votes.” Broker non-votes have a variable effect on the approval or disapproval of proposals depending upon the voting standard applicable to the proposal, as described above under the answers to the question, “What is the voting requirement to elect the directors and to approve each of the proposals?”

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:

If your shares of STAAR common stock are registered directly in your name with STAAR’s transfer agent, American Stock Transfer & Trust Company, you are a stockholder of record with respect to those shares.

If you hold shares in a stock brokerage account or through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to instruct your broker, bank or nominee how to vote your shares by the various methods described below.

Q:	How do I vote before the Annual Meeting?
A:	There are three ways to vote before the meeting:
•	By Internet. If you have Internet access, we encourage you to submit a proxy to vote on www.proxyvote.com by following instructions on the proxy card.
•	By telephone. You may vote by making a toll-free telephone call from the U.S. or Canada to 1-800-690-6903.
•

By mail. You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Please see the instructions for making such a request on the Notice of Availability of Proxy Materials.

Q:	How can I vote at the Annual Meeting?
A:

If you are a stockholder of record, you may vote in person at the Annual Meeting, or vote through a representative at the meeting by executing a proper proxy designating that person. The Board of Directors recommends that you grant a proxy via the Internet, telephone or by mail in case you are later unable to attend the Annual Meeting to ensure that your shares will be represented and voted. All properly executed and valid proxies will be voted at the annual meeting in accordance with the instructions provided by the stockholder granting the proxy. If you are a stockholder of record and submit a properly executed proxy but do not indicate your voting instructions, your shares will be voted as recommended by the Board of Directors in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date, unless you properly revoke your proxy prior to such time as described below.

If you are a beneficial owner and wish to vote in person, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot at the Annual Meeting.

Q:	How many votes do I have?
A:	You are entitled to one vote for each share of common stock that you hold.
Q:	Can I cumulate votes for the election of directors?
A:

No, STAAR’s Certificate of Incorporation does not provide for cumulative voting for the election of directors. This means you have one vote for each share entitled to vote at the Annual Meeting for each of the five seats subject to election.

Q:	What can I do if I change my mind after I submit a proxy to vote my shares?
A:	If you change your mind after you submit your proxy to vote your shares, you can revoke your proxy before the Annual Meeting by any of the following methods:
•

By submitting a later-dated proxy with revised voting instructions over the Internet, by telephone or by mail before the shares are voted at the meeting (provided that proxies submitted over the Internet or by telephone will only be accepted until 11:59 p.m. on June 19, 2019)—only your last valid proxy will be counted.

•

If you are a record holder, by attending the Annual Meeting and voting in person; attending the Annual Meeting in person will not automatically revoke your proxy unless you vote again at the Annual Meeting.

•

By delivering a written notice to STAAR’s Secretary at any time before your proxy is voted at the Annual Meeting revoking your proxy. Such notices should be mailed to the following address: Office of the Secretary, STAAR Surgical Company, 25651 Atlantic Ocean Drive, Lake Forest, California, 92630.

•

If you are a beneficial holder, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a valid proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot at the Annual Meeting.

Q:	Who will count the vote?
A:

An automated system independently maintained by Broadridge Financial Solutions, Inc. will tabulate the vote and submit the results to officers of STAAR who will be designated as the inspectors of election.

Q:	What constitutes a quorum?
A:

As of the Record Date, xx,xxx,xxx shares of common stock of STAAR were issued and outstanding. A majority of the outstanding shares, or xx,xxx,xxx shares, present in person or represented by proxy, constitutes a quorum for the purpose of electing directors and adopting proposals at the Annual Meeting. Stockholders of record that submit a properly executed and valid proxy will have their shares counted towards the quorum. Abstentions and broker non-votes are also included in establishing a quorum.

Q:	Who can attend the Annual Meeting?
A:

Any stockholder as of the Record Date may attend the Annual Meeting. Stockholders of record will be required to show valid identification. Beneficial owners may request admission in advance of the meeting by writing to the Office of the Secretary, STAAR Surgical Company, 25651 Atlantic Ocean Drive, Lake Forest, California, 92630, or faxing the request to (626) 358-3049. You must provide evidence of your ownership of shares with your request, which you can obtain from your broker, bank or nominee. We encourage you or your broker to fax your request and proof of ownership in order to avoid any mail delays.

Q:	What authority does my broker have to vote my shares?
A:

If you are a beneficial owner holding your shares through a broker, bank or other nominee, and you do not submit voting instructions to your broker, bank or nominee, the broker, bank or other nominee has the ability to vote your shares at the Annual Meeting on matters that are defined as “routine” under applicable rules. The ratification of the selection of BDO USA, LLP to serve as our independent registered public accountants is generally considered a routine matter. None of the other proposals at the Annual Meeting are considered routine and your broker, bank or other nominee has no authority to vote on such proposals without your instruction.

Q:	What happens if a nominee for director is unable to serve?
A:	If a nominee becomes unavailable for election—a circumstance we do not expect—the Proxy holders may vote for a substitute nominee designated by the Board of Directors.
Q:	When are stockholder proposals due for the 2020 Annual Meeting?
A:

If a stockholder seeks to include a proposal in the proxy statement for STAAR’s 2020 Annual Meeting, our corporate Secretary must receive the proposal at our offices at 25651 Atlantic Ocean Drive, Lake Forest, California, 92630 no later than December 31, 2019 in a form that complies with the regulations of the Securities and

Exchange Commission (the “SEC”). If we advance or delay the date of the 2020 Annual Meeting more than 30 days from the anniversary date of the 2019 Annual meeting, stockholder proposals intended to be included in the proxy statement for the 2020 Annual Meeting must be received by us within a reasonable time before STAAR begins to print and mail the proxy statement for the 2020 Annual Meeting. If we determine that the date of the 2020 annual meeting will be advanced or delayed by more than 30 days from the anniversary date of the 2019 Annual Meeting, we will disclose the change in the earliest practicable Quarterly Report on Form 10-Q or in a Current Report on Form 8-K.

Q:	Can stockholders propose individuals to be considered as nominees for the 2020 Annual Meeting?
A:

Our Bylaws provide that, subject to certain defined exceptions, stockholders may nominate candidates for the Board of Directors or present other business at our annual meeting if they have given timely notice to the Secretary of STAAR, at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. To be timely, a stockholder’s notice nominating a candidate for the 2020 Annual Meeting must be received by the Secretary of STAAR at the Company’s principal executive offices no earlier than February 21, 2020 and no later than March 22, 2020. Stockholders are advised to review the Bylaws, which contain additional requirements with respect to advance notice of nominations and stockholder proposals.

Q:	Who bears the costs of soliciting proxies?
A:

STAAR will bear the costs of this solicitation, including the expense of preparing, printing, assembling and mailing this Proxy Statement and any other material used in this solicitation of Proxies. We expect officers and regular employees of STAAR to communicate with stockholders, banks, brokerage houses, custodians, nominees and others by telephone, facsimile, email or in person to request that Proxies be furnished. No additional compensation will be paid for these services. We will reimburse banks, brokerage firms and other persons representing beneficial owners of Common Stock for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners.

Q:	Will other business be presented at the Annual Meeting?
A:

As of the date of this Proxy Statement, the Board of Directors knows of no business to be presented for consideration at the Annual Meeting other than those matters described in the Notice of Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, including a motion to adjourn the Annual Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the Proxy holders intend to vote the shares represented by the Proxies on such matters in accordance with the recommendation of the Board of Directors, and the authority to do so is included in the Proxy.

Q:	Can I obtain additional information on STAAR’s website?
A:	STAAR’s home page is http://staar.com. In the Investor Information—Corporate Governance area of the website you can find the following information:
•	Audit Committee Charter;
•	Compensation Committee Charter;
•	Nominating and Governance Committee Charter;
•	Code of Business Conduct and Ethics; and
•	Guidelines on Significant Corporate Governance Issues.

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding STAAR common stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our Annual Report on Form 10-K and proxy statement that are delivered until such time as one or more of these stockholders notify us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Annual Report on Form 10-K and/or proxy statement mailed to you, please submit a request, either in writing or by phone, by contacting us in writing at Office of the Secretary, STAAR Surgical Company, 25651 Atlantic Ocean Drive, Lake Forest, California 92630, or calling us at (626) 303-7902, and we will promptly send you what you have requested. You can also contact our Secretary at the address or telephone number noted previously if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows, as of the Record Date, information concerning the shares of common stock beneficially owned by each person known by STAAR to be the beneficial owner of more than 5% of our Common Stock (other than directors and executive officers). This information is based on publicly available information filed with the SEC as of the Record Date.

Name and Address	Shares Beneficially Owned	Percent of Class(1)
Broadwood Partners, L.P.(2) C/O Broadwood Capital Inc. 724 Fifth Avenue, 9th Floor New York, NY 10019	10,881,079	24.6%
Palo Alto Investors(3) 470 University Avenue Palo Alto, CA 94301	4,147,988	9.4%
The Vanguard Group(4) 100 Vanguard Boulevard Malvern, PA 19355	3,599,905	8.1%
BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10055	3,111,085	7.0%

(1)

Based on xx,xxx,xxx shares of common stock outstanding on the Record Date. Under Rule 13d-3 of the Securities Exchange Act of 1934, certain shares may be deemed to be beneficially owned by more than one person (if, for example, a person shares the power to vote or the power to dispose of the shares). As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding on the Record Date.

(2)

In its Schedule 13D/A filed August 10, 2018, with respect to its ownership of STAAR securities as of August 1, 2018, Broadwood Partners, L.P. and Broadwood Capital, Inc. state they have sole voting power as to no shares, shared voting power as to 10,855,179 shares, sole dispositive power as to no shares, and shared dispositive power as to 10,855,179 shares.  Neal C Bradsher states he has sole voting power as to 25,900 shares, shared voting power as to 10,855,179 shares, sole dispositive power as to 25,900 shares, and shared dispositive power as to 10,855,179 shares.

(3)

In its Schedule 13G filed February 14, 2019, with respect to its ownership of STAAR securities as of December 31, 2017, Patrick Lee, MD, Anthony Joonkyoo Yun, MD, Palo Alto Investors, LLC and PAI LLC state they have sole voting power as to no shares, shared voting power as to 4,147,988 shares, sole dispositive power as to no shares, and shared dispositive power as to 4,147,988 shares. Palo Alto Healthcare Master Fund II, L.P. states it has sole voting power as to no shares, shared voting power as to 2,362,278 shares, sole dispositive power as to no shares, and shared dispositive power as to 2,362,278 shares.

(4)

In its Schedule 13G filed February 12, 2019, with respect to its ownership of STAAR securities as of December 31, 2018, The Vanguard Group states it has sole voting power as to 87,413 shares, shared voting power as to 4,811 shares, sole dispositive power as to 3,511,647 shares, and shared dispositive power as to 88,258 shares.

(5)

In its Schedule 13G/A filed February 6, 2019 with respect to its ownership of STAAR securities as of December 31, 2018, BlackRock, Inc. states that it has sole voting power as to 3,022,961 shares, shared voting power as to no shares, sole dispositive power as to 3,111,085 shares, and shared dispositive power as to no shares.

The following table shows, as of the Record Date, information with respect to the shares of Common Stock beneficially owned by (1) each director and director nominee, (2) each person who is named in the Summary Compensation Table below, and (3) all current executive officers and directors as a group. This information is based on publicly available information filed with the SEC as of the Record Date.

	Shares Beneficially Owned
Name(1)	Shares of Common Stock Owned(2) (#)	Shares Subject to Options Exercisable on or Before June 20, 2019(3) (#)	RSUs Vesting on or Before June 20, 2019(3) (#)	Total (#)	Percent of Class(4)
Stephen C. Farrell**	—	61,375	3,691	65,066	*
John C. Moore**	126,140	46,206	3,691	176,037	*
Louis E. Silverman**	23,369	58,282	—	81,651	*
William P. Wall**	12,544	33,994	3,691	50,229	*
Caren Mason	44,013	699,179	—	743,192	1.7%
Deborah Andrews	27,100	98,258	—	125,358	*
Hans Blickensdoerfer	124,200	201,160	—	325,360	*
Keith Holliday	30,864	91,993	—	122,857	*
Samuel Gesten	31,378	170,677	—	202,055	*
All current directors and executive officers as a group (9 individuals)	419,608	1,461,124	11,073	1,891,805	4.3%

*	Less than 1%.
**	Director or Nominee.
(1)	The business address of each person named is c/o STAAR Surgical Company, 25651 Atlantic Ocean Drive, Lake Forest, California, 92630.
(2)

Pursuant to Rule 13d-3(a), includes all shares of Common Stock over which the listed person has, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, voting power, which includes the power to vote, or to direct the voting of, the shares, or investment power, which includes the power to dispose, or to direct the disposition of, the shares. STAAR believes that each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by him or her, subject to community property laws, where applicable, except where otherwise noted. Restricted shares are listed even when unvested and subject to forfeiture because the holder has the power to vote the shares.

(3)

In accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, each listed person is deemed the beneficial owner of shares that the person has a right to acquire by exercise of a vested option or other right on or before June 22, 2019 (60 days after the Record Date).

(4)

Based on xx,xxx,xxx shares of Common Stock outstanding on the stock records as of the Record Date. The percentages are calculated in accordance with Rule 13d-3(d)(1), which provides that shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable on or before June 22, 2019 (60 days after the Record Date) are deemed outstanding for the purpose of calculating the number and percentage that each person owns, but not deemed outstanding for the purpose of calculating the percentage which any other listed person owns.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Proposal No. 1 is for the election of Stephen C. Farrell, Caren Mason, John C. Moore, Louis E. Silverman, and William P. Wall as directors, each to serve until STAAR’s 2020 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, removal or retirement. The authorized number of directors is currently set at five members.

The Board of Directors has nominated Stephen C. Farrell, Caren Mason, John C. Moore, Louis E. Silverman, and William P. Wall for re-election to the Board. Each of these nominees has indicated his or her willingness to serve and, unless otherwise instructed, the Proxy holders will vote the Proxies received by them for those five nominees. If a nominee is unable or unwilling to serve as a director at the time of the Annual Meeting or any continuation, postponement or adjournment of the meeting, the Proxy holders will vote the Proxies for another nominee, if the current Board of Directors designates a nominee to fill the vacancy.

The qualifications of the individual directors upon which the Board of Directors based its nominations are described along with the biography of each nominee below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE BOARD

OF DIRECTORS’ NOMINEES.

INFORMATION REGARDING DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

Director Nominees

Caren Mason

Director since June 2014

President and Chief Executive Officer since March 2015

Age 65

Background. Ms. Mason was elected to STAAR’s Board of Directors at its 2014 Annual Meeting, and she has served as STAAR’s Chief Executive Officer since March 1, 2015. From 2010 to 2012, Ms. Mason served as Chief Executive Officer of Verinata Health, Inc. (f/k/a Artemis Health, Inc.), a provider of non-invasive prenatal genetic sequencing tests for the early identification of fetal chromosomal abnormalities. In February 2013, Verinata was acquired by Illumina. Ms. Mason served as the President, Chief Executive Officer and a Director of Quidel Corporation from 2004 to 2009, a publicly traded company engaged in the development, manufacturing and marketing of rapid diagnostic solutions at the professional point of care in infectious diseases and reproductive health. Prior to joining Quidel, Ms. Mason provided consultative services from 2003 to 2004 for Eastman Kodak Health Imaging as a result of the sale of MiraMedica, Inc., to Eastman Kodak. She served as President and Chief Executive Officer for MiraMedica, Inc., an early phase start-up developing computer aided detection software for breast cancer, from 2002 through 2003. Prior to her tenure with MiraMedica, Inc., Ms. Mason served as Chief Executive Officer of eMed Technologies of Lexington, Massachusetts, a teleradiology and picture archiving and communications systems business. Ms. Mason served as General Manager of the Women’s Healthcare business and as a General Manager in various capacities for the Services business of General Electric Healthcare from 1996 to 2000. Ms. Mason’s additional healthcare experience includes her tenure with Bayer AG/AGFA from 1989 to 1996 where she last held the positions of Senior Vice President for Bayer Corporate Health Care and Senior Vice President for the AGFA Technical Imaging Business Group. Ms. Mason began her career in healthcare with American Hospital Supply/Baxter Healthcare in sales, marketing and managerial roles from 1977 through 1988. Ms. Mason received her B.A. from Indiana University. Ms. Mason’s prior corporate governance experience includes both private and public boards with Verinata Health, eMed Technologies, MiraMedica and Quidel Corporation. She currently serves as a director on the Board of AdvaMed, a medical device trade association headquartered in Washington, D.C.,, and on the Advisory Board for InDevR, Inc., a biotechnology company in Boulder, Colorado developing diagnostic and vaccine technologies.

Qualifications. The Board of Directors concluded that in addition to her broad healthcare background and medical device company expertise, Ms. Mason, STAAR’s Chief Executive Officer, should serve on its Board of Directors to provide a critical link between management and our Board. Before Ms. Mason became Chief Executive Officer, in 2014 the Board nominated her to serve as an independent director. Ms. Mason has nearly 35 years of senior executive experience at innovative healthcare, life sciences, diagnostic technology, and medical device companies.

Stephen C. Farrell

Director since January 2016

Age 54

Background. Mr. Farrell has served since 2011 as the Chief Executive Officer and a member of the Board of Directors of Convey Health Solutions, a private equity sponsored technology-enabled healthcare business process outsourcer. Also, since 2012 he has served as a member of the Board of Directors of BioTime, Inc., a clinical stage biotechnology company focused in the field of regenerative medicine. From 2008 to 2009, Mr. Farrell served as the Executive Vice President and Chief Financial Officer for Stream Global Services, a business process outsourcer. From 1999 to 2007, Mr. Farrell served as President of PolyMedica Corporation, a publicly traded provider of diabetes supplies that was acquired by Medco Health Solutions in 2007. From 2007 to 2014, he served as a member of the Board of Directors of Questcor Pharmaceuticals, a biopharmaceutical company that was acquired by Mallinckrodt PLC in 2014. Mr. Farrell spent five years as a Senior Manager at PricewaterhouseCoopers auditing leading public companies from 1994 to 1999. He received his B.A. from Harvard University and earned a M.B.A. at the University of Virginia, Darden School of Business.

Qualifications. The Board of Directors concluded that Mr. Farrell should serve on the Board of Directors because he brings significant operating, financial and board experience to STAAR. He has a strong knowledge of healthcare, having led PolyMedica and Convey Health Solutions, and having served as Chairperson of the Audit and Corporate Citizenship Committees for Questcor Pharmaceuticals and BioTime, Inc., and also would qualify as a financial expert. His expertise in healthcare distribution, accounting and financial stewardship will add a valuable skill set and strategic perspective to our Board.

John C. Moore

Director since January 2008

Age 75

Background. From December 2012 through December 2016, Mr. Moore served as a director and Chairperson of the Board of Directors of Optovue, Inc., an ophthalmic medical device company. Since May 2014 Mr. Moore has served as Chief Technical Officer of TearSolutions, L.L.C., an ophthalmic pharmaceutical company. Between April 2005 and January 2007, Mr. Moore served as Chief Executive Officer of Notal Vision, an Israel-based ophthalmic company that develops diagnostic solutions for the early detection and monitoring of age-related macular degeneration (AMD). Mr. Moore served as the President and Chief Executive Officer of Laser Diagnostic Technologies, a manufacturer of ophthalmic diagnostic laser devices used for the early detection of glaucoma, from 2000 until 2004 when it was acquired by Carl Zeiss Meditec, Inc. Before this, Mr. Moore was a vice president at Alcon Laboratories, one of the largest companies in the ophthalmic surgical sector, where he was responsible for pursuing and executing strategic acquisitions and partnerships to broaden that company’s product portfolio. Mr. Moore also spent more than 10 years in various leadership roles at Carl Zeiss, Inc., a multinational ophthalmic company with primary businesses in optics, medical, scientific and semiconductor products. Mr. Moore received his B.S. in General Science from University of Rochester.

Qualifications. Mr. Moore’s extensive experience in the ophthalmic and medical device industries encompasses both large, well established companies and innovative start-ups. The Board of Directors concluded that Mr. Moore should serve on the Board of Directors because of his familiarity with relevant technical aspects of the ophthalmic industry and the challenges faced by emerging companies in the ophthalmic sector.

Throughout his tenure as a STAAR director, Mr. Moore has been an important resource for the Board of Directors, contributing valuable insights in numerous areas, including research and development and international operations in the medical device industry.

Louis E. Silverman

Director since September 2014

Age 60

Background. Since February 2014, Mr. Silverman has served as the Chairperson and Chief Executive Officer of privately held Advanced ICU Care, Inc., a health care services company providing tele-ICU monitoring services to hospitals. From June 2012 through February 2014, Mr. Silverman served as a consultant and Board advisor for private equity investors and others regarding health care technology and health care technology service companies, and health care services portfolio investments. From September 2009 through June 2012, Mr. Silverman was Chief Executive Officer of Marina Medical Billing Services, Inc., a revenue cycle management company serving ER physicians nationally. Previously, from September 2008 through August 2009, Mr. Silverman served as President and Chief Executive Officer of Qualcomm-backed health care start-up LifeComm. From August 2000 through August 2008, Mr. Silverman served as the President and Chief Executive officer of Quality Systems, Inc., a publicly traded developer of medical and dental practice management and patient records software. From 1993 through 2000, he served as Chief Operating Officer of CorVel Corporation, a publicly traded national managed care services/technology company. Mr. Silverman earned a B.A. from Amherst College and an M.B.A. from Harvard Business School.

Qualifications. The Board of Directors concluded that Mr. Silverman should serve on the Board of Directors because he brings to the Board of Directors senior executive experience in leadership and corporate strategy from various healthcare technology and services companies.

William P. Wall

Director since September 2015

Age 56

Background. William P. Wall is the managing member of OQ Partners, LLC, a private investment firm based in Lexington, MA. Mr. Wall has served as a Director of Haynes International, Inc. since 2004 and is the Chairperson of the Corporate Governance and Nominating Committee and a member of the Audit Committee and Compensation Committee. Mr. Wall also served as a director of Front Yard Residential Corporation from March 2016 to March 2018. From February 2006 until June 2015, Mr. Wall served as general counsel of Abrams Capital Management, LLC, a value-oriented investment firm headquartered in Boston. Prior to joining Abrams Capital, Mr. Wall was a partner at a hedge fund for two years and was employed with Fidelity Investments for seven years, concluding as a Managing Director in its private investment group. Mr. Wall began his career as an Associate at the law firm of Ropes & Gray. Previously, Mr. Wall served as a director of various Abrams Capital and Fidelity portfolio companies, including Prime Motor Group, Nations Equipment Finance, Arena Brands, The Strober Organization and Eightfold Capital Management. Mr. Wall received his B.A. from the University of Massachusetts at Amherst, and an M.P.A. and J.D. from Harvard University.

Qualifications. The Board of Directors concluded that Mr. Wall should serve on the Board of Directors because his legal, investment and regulatory experience has and is expected to continue to support STAAR’s on-going growth and development.

Committee Composition:

Below is a summary of our committee structure and membership information as of the date of this Proxy Statement.

Chairperson	Member	Financial Expert

Chairperson of the Board	President, CEO

	Audit Committee	Nominating, Governance Committee	Compensation Committee
Louis E. Silverman
Stephen C. Farrell
Caren Mason
John C. Moore
William P. Wall

All of the directors listed in the chart are independent directors under the rules of the Securities and Exchange Commission and the Nasdaq Marketplace Rules, with the exception of Caren Mason, who serves as STAAR’s President and Chief Executive Officer.

Executive Officers

Deborah Andrews

Chief Financial Officer

Age 61

Ms. Andrews has served as Chief Financial Officer since September 2017. From April 2017 to September 2017 she served as STAAR’s interim Chief Financial Officer. Prior to that, from September 2013 to April 2017, she served as Chief Accounting Officer. From August 2005 to September 2013 she served as STAAR’s Vice President, Chief Financial Officer. She has been employed by STAAR since 1995, serving as Principal Financial Officer from April 2005 to August 2005, Global Controller from 2001 to 2005, Vice President, Finance, of STAAR Surgical AG (Switzerland) from 1999 to 2001, and Assistant Controller from 1995 to 1999. She previously served as an internal auditor for Bourns, Inc., a maker of electronic components, from 1994 to 1995, and an auditor for KPMG Peat Marwick from 1991 to 1994. Since April 2014 she has served on the Board of Directors and Audit and Compensation Committees of BioTime, Inc. Ms. Andrews earned her B.S. in Accounting from California State University, San Bernardino.

Hans-Martin Blickensdoerfer

Senior Vice President, Commercial Operations, Direct Markets Europe and China

Age 54

Mr. Blickensdoerfer, who joined STAAR in January 2005, has over 20 years’ experience in the ophthalmic device industry. Initially, he served as STAAR’s Vice President, International Marketing from 2005 to 2010, then from 2011 through 2015 he served as President, Europe, Middle East, Africa and Latin America. In 2016, he became Senior Vice President, Commercial Operations for Europe, Middle East, Africa, Latin America and China. In 2017, he became Senior Vice President, Commercial Operations for Direct Markets, Europe, and China. Prior to joining STAAR, Mr. Blickensdoerfer served from January 2003 through December 2004 as Vice President of Sales and Marketing for Milvella Ltd., an Australia-based medical device maker, where his duties included both regional and worldwide business planning, product launches and management of European clinical studies. He worked from 2000 through 2002 for Novartis-CIBA Vision, an ophthalmic surgical company, as the Commercial Director for Europe, the Middle East and Africa. Between 1997 and early 2000 he worked for the Ophthalmic Surgical Division of Bausch & Lomb, Inc. as its Area Sales Manager for Central and Eastern

Europe. Prior to that time, he worked in sales and product management positions in the Ophthalmic Surgical Division of Chiron Vision and at Chiron Adatomed GmbH. Mr. Blickensdoerfer received his diploma in Marketing and International Management from the University of Mannheim in Germany. He is based in our Nidau, Switzerland facility.

Samuel Gesten

Chief Legal Officer and Secretary

Age 57

Mr. Gesten joined STAAR in April 2012 as Vice President, General Counsel and Secretary. In May 2014, he assumed the role Vice President of Business Development and Chief Legal Officer. In addition to his roles as Chief Legal Officer and Secretary, Mr. Gesten serves as Chief Compliance Officer. From 2009 through 2011, he served as Executive Vice President, General Counsel and as a member of the Executive Committee of Allergan, Inc. Prior to that, he spent 11 years at Thermo Fisher Scientific Inc. in a variety of positions, including General Counsel and Assistant Secretary of the Laboratory Products Group and Vice President, Deputy General Counsel. Prior to his work at Thermo Fisher, Mr. Gesten spent 11 years practicing law. He holds a B.A. in Economics from Brandeis University and a J.D. from Boston University.

Dr. Keith Holliday

Chief Technology Officer

Age 56

Dr. Keith Holliday joined STAAR in August 2015 as Vice President of Research and Development. In March 2017, he assumed the role of the Chief Technology Officer. From 2007 to his arrival at STAAR, he served as Vice President, Research and Development at ReVision Optics where he oversaw the development of their corneal inlay technology that includes a hydrogel inlay for presbyopia correction, delivery devices and clinical methodologies as well as managing first-in-man clinical studies. Previously, he was Director of Laser Technology at Advanced Medical Optics (AMO) and Staff Laser Scientist at VISX. Prior to joining VISX, Dr. Holliday worked primarily in academia. He obtained his first degree in Physics and Electronics from the University of Saint Andrews in Scotland and a Ph.D. from the Laser Physics Centre at the Australian National University. He spent three years at the Swiss Federal Institute of Technology, where he was primarily involved with the utilization of optically active polymers and crystals, to develop materials and techniques for very high density, holographic optical storage and computational systems. Dr. Holliday holds patents in excimer laser beam detection, control and profiling, and methods to correct presbyopia that synergistically take into account the epithelium’s response to corneal inlays, and he has also authored 37 peer reviewed publications in the scientific literature plus two book chapters and one single-authored book. He is considered an expert on presbyopia and served as a committee member for the International Society of Presbyopia.

COMPENSATION OF DIRECTORS

Non-employee directors were compensated for 2018 service as follows:

Annual Retainers	($)
Annual Equity Grant	110,000
Board Member Cash Retainer	50,000
Board of Directors Chair Additional Retainer	25,000
Audit Committee Chair Additional Retainer	15,000
Compensation Committee Chair Additional Retainer	15,000
Nominating and Governance Chair Additional Retainer	15,000
Special Committee Chair Additional Retainer (as applicable)	10,000
Members of the Audit Committee, Compensation Committee, or Nominating and Governance Committee Additional Retainer	5,000

In March 2018, following a review of benchmark data concerning non-employee director compensation of our peer group, our Board approved the following changes to the compensation program for non-employee directors: (i) an increase in the base annual cash retainer for non-employee directors from $40,000 to $50,000, effective April 6, 2018; and (ii) an increase in the annual non-employee director equity grant from a fair market value of $100,000 to a fair market value of $110,000, as of the date of grant. In accordance with these changes, each non-employee director was granted one or more equity awards with a fair market value of approximately $10,000 on March 15, 2018.  Our shareholders approved these changes to our director compensation program at our 2018 Annual meeting with nearly 98% of the votes cast.

Each non-employee director annually chooses the form of equity he or she receives based on a Black Scholes value of stock options or the fair value of restricted stock on the date of grant. The $110,000 annual option and restricted stock awards were made on June 14 2018, and are scheduled to vest in full on the earlier of the first anniversary of the grant date or the date of our next annual meeting of stockholders to elect directors. Equity grants are awarded pursuant to the Company’s Amended and Restated Omnibus Equity Incentive Plan (referred to herein as the Plan). Under the Plan, the total grant date fair value of equity-based awards granted to a non-employee director during any calendar year may not exceed $500,000.

The Board of Directors can change the compensation of directors at any time.  As part of this Annual Meeting, the Board of Directors is seeking approval by stockholders on a non-binding advisory basis to its proposal to (i) increase the annual equity grant to non-employee directors from a fair market value of $110,000 to $125,000, on the date of grant, and (ii) increase the annual retainer for the Chair of the Board from $25,000 to $40,000 (See, Proposal No. 3).

2018 Director Compensation

The table below summarizes the fiscal 2018 compensation of each non-employee director, including fees earned or paid in cash, restricted stock awards and stock options.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		Stock Awards ($)(1)		Total
Stephen C. Farrell	67,335	9,982	(2)	109,992	(2)	187,309
John C. Moore	57,335	9,982	(3)	109,992	(3)	177,309
Louis E. Silverman	92,335	119,847	(4)	—	(4)	212,182
William P. Wall	79,835	4,991	(5)	114,998	(5)	199,824

(1)

Dollar amounts in the Stock Awards and Option Awards columns reflect the grant date fair value of equity awards granted during fiscal year 2018, calculated in accordance with Financial Accounting Standards Board Codification Topic 718 (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 11 to STAAR’s audited consolidated financial statements for the fiscal year ended December 28, 2018, included in STAAR’s Annual Report on Form 10-K.

(2)

Includes compensation related to the following: an option to purchase up to 1,206 shares of common stock, granted on March 15, 2018, which had a grant date fair value of $9,982 and an award of 3,691 shares of restricted stock granted on June 14, 2018, which had a grant date fair value of $109,992. As of the end of fiscal year 2018, the aggregate number of stock and option awards outstanding for Mr. Farrell were 3,691 and 61,375, respectively.

(3)

Includes compensation related to the following: an option to purchase up to 1,206 shares of common stock, granted on March 15, 2018, which had a grant date fair value of $9,982 and an award of 3,691 shares of restricted stock granted on June 14, 2018, which had a grant date fair value of $109,992. As of the end of fiscal year 2018, the aggregate number of stock and option awards outstanding for Mr. Moore were 3,691 and 53,706, respectively.

(4)

Includes compensation related to the following: an option to purchase up to 1,206 shares of common stock, granted on March 15, 2018, which had a grant date fair value of $9,982 and an option to purchase up to 7,155 shares of common stock, granted on June 14, 2018, which had a grant date fair value of $109,865. As of the end of fiscal year 2018, the aggregate number of option awards outstanding for Mr. Silverman was 58,282. No stock awards were outstanding.

(5)

Includes compensation related to the following: an option to purchase up to 603 shares of common stock, granted on March 15, 2018, which had a grant date fair value of $4,991, an award of 310 shares of restricted stock, granted on March 15, 2018, which had a grant date fair value of $5,007 and an award of 3,691 shares of restricted stock, granted on June 14, 2018, which had a grant date fair value of $109,992. As of the end of fiscal year 2018, the aggregate number of stock and option awards outstanding for Mr. Wall were 3,691 and 33,994, respectively.

CORPORATE GOVERNANCE

Since our 2018 Annual Meeting of Stockholders, we have had ongoing dialog with a number of our investors, representing approximately 50% of shares outstanding, on a variety of topics including a variety of governance and operational enhancements.

Director Resignation Policy for Uncontested Election of Directors

In an uncontested election of directors (i.e., an election where the only nominees are those recommended by the Board of Directors), any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to the Board of Directors following certification of the election results. Within 60 days following the certification of the election results, the Board of Directors, excluding the nominee or director in question, will decide, through a process managed by the Nominating and Governance Committee, whether to accept the resignation. Absent a compelling reason for the director to remain on the Board of Directors, the Board of Directors shall accept the resignation. The Board of Directors will promptly disclose its decision to accept or reject the tendered resignation, which disclosure shall include, if the tendered resignation is rejected, a summary of the reasons underlying its decision to reject the tendered resignation. The Board of Directors believes that this process enhances accountability to stockholders and responsiveness to stockholders’ votes, while allowing the Board appropriate discretion in considering whether a particular director’s resignation would be in the best interests of the Company and our stockholders in limited circumstances.

Special Meeting of Stockholders

Our Bylaws provide that a special meeting of stockholders (i) may be called, for any purpose or purposes, by the Board of Directors, the Chairperson of the Board, or the President, and (ii) shall be called by the Secretary if appropriately requested by a person (or group of persons) beneficially owning in the aggregate at least 35% of the Company’s outstanding shares of common stock.

Stock Ownership Guidelines

To further align the interests of our non-employee directors and our executive officers, in April 2019 the Board of Directors adopted revised and expanded guidelines relating to stock ownership. The Guidelines provide that non-employee directors are required, within four years of a non-employee director first joining the Board of Directors, to own a number of shares of our common stock equal in value to three times (3x) their base annual cash retainers, not including amounts received for service on committees. Our Chief Executive Officer is required to own a number of shares of our common stock equal in value to three times (3x) his or her annual base salary, and our other executive officers are required to own a number of shares of our common stock equal in value to their annual base salaries, within four years from date of hire or promotion. For purposes of these stock ownership guidelines, ownership of our common stock includes (i) shares owned outright, (ii) shares owned by immediate family members residing in the same household, (iii) shares held in trust for the benefit of the non-employee director or executive officer or their immediate family members residing in the same household, and (iv) vested and unexercised “in-the-money” stock options held by the non-employee director or executive officer. From time to time the Board of Directors will consider and may reset the level of stock ownership that it considers appropriate for these Guidelines.

Code of Business Conduct and Ethics

STAAR has adopted a Code of Business Conduct and Ethics applicable to the principal executive officer and senior financial executives, including the Chief Financial Officer and the controller of STAAR, as well as all employees and directors of STAAR. The Code of Business Conduct and Ethics is published on our website, at www.staar.com, under “Investor Information—Corporate Governance.” We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Business Conduct and Ethics applicable to senior executives on our website.

Prohibition on Hedging Shares

STAAR’s global Anti-Hedging Policy prohibits any director, officer or employee subject to its terms from entering into short sales or derivative transactions to hedge their economic exposure to STAAR shares.

Board Evaluations

The Board, under the direction of the Nominating and Governance Committee, conducts a self-evaluation of performance at least annually.  The Board uses the results of this process to determine the appropriate size and composition for the Board and each committee, including skills, background and experience.  The self-evaluation also assists in determining the areas of focus for the Board at future meetings.

Board of Directors Leadership Structure

Since 2005 the Board of Directors has kept the positions of Chief Executive Officer and Chairperson of the Board separate and followed a policy that the Chairperson of the Board shall be an independent director. The Board of Directors believes that this separation of roles serves the interests of our stockholders at this time.

Board of Directors’ Role in Risk Oversight

The Board of Directors is charged with general oversight of the management of STAAR’s risks. Our management team is responsible for enterprise risk management on a day-to-day basis. The role of our Board of Directors and its committees is to oversee the risk management activities of management. When reviewing STAAR’s strategy, business plan, budgets and major transactions the Board of Directors continuously examines the elements of risk in each proposed activity. For example, the Board of Directors periodically reviews with management the Company’s activities to address cyber-risk. Each of the Board of Directors’ standing committees assists the Board of Directors in overseeing the management of risk in the area overseen by the committee. In particular, the Audit Committee assists the Board of Directors by reviewing periodic reports from management on the risks related to such matters as financial reporting, internal controls, revenue recognition, treasury management, information technology, insurable risks, and compliance with legal and regulatory requirements. The Compensation Committee oversees risks related to our compensation programs and policies. The Nominating and Corporate Governance Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, and succession planning for our directors.

Recoupment Policy

This policy includes standards for seeking the return, or “claw-back,” of bonus compensation paid to the Chief Executive Officer or Chief Financial Officer in certain circumstances following a restatement of STAAR’s financial statements. The policy provides that if the relevant officer is adjudicated to have engaged in intentional misconduct or fraud, and the Board of Directors determines that the wrongful conduct directly or indirectly made the restatement necessary, we will seek reimbursement of any excess incentive award or bonus paid on the basis of financial performance. The excess incentive award that may be recovered is the difference, if any, between the amount actually paid to the relevant officer and the amount that would have been paid to the officer had the incentive award been calculated based on the financial statements as restated. The claw-back cannot be sought if more than five years have elapsed since the payment of the affected award or bonus or following a change in control.

Compensation Policies and Practices Related to Risk Management

STAAR’s Compensation Committee and Board of Directors have analyzed and continue to monitor whether STAAR’s compensation practices with respect to executive officers or any of its employees create incentives for risk-taking that could harm STAAR or its business. The Compensation Committee and the Board of Directors have determined that STAAR’s compensation practices and policies do not create any risk that is reasonably likely to have a material adverse effect on STAAR.

Meetings of the Board of Directors

The Board of Directors held seven meetings during 2018. During 2018, each director attended more than 75% of the total number of Board of Directors meetings and meetings of the committees on which they then served. In addition to Board of Directors meetings, directors are kept informed of our business through personal meetings and other communications, including telephone and electronic contacts with our Chief Executive Officer and others regarding matters of interest and concern to us and our stockholders. Independent directors meet when they deem necessary in an executive session without management and at such other times as may be requested by any independent director.

It is the policy of STAAR to require members of the Board of Directors to attend the Annual Meeting of stockholders, if practicable. All incumbent directors attended the 2018 Annual Meeting of stockholders.

Committees

The Board of Directors has three standing committees: an Audit Committee, a Nominating and Governance Committee, and a Compensation Committee. The Board of Directors has adopted a written charter for each committee to provide for its organization and procedures and to delegate requisite authority for the committee to carry out its purposes.

Nominating and Governance Committee

The principal purposes of the Nominating and Governance Committee (the “Nominating and Governance Committee” or the “Committee”) are to help ensure that the Board of Directors is appropriately constituted to meet its fiduciary obligations to stockholders and STAAR, and that STAAR has and follows appropriate governance standards. To carry out these purposes, in accordance with its written charter, the Committee periodically does the following:

•	identifies individuals qualified to become directors, consistent with criteria approved by the Board of Directors;
•	recommends the director nominees to be selected by the Board of Directors for the next annual meeting of stockholders;
•	reviews best practices in corporate governance, and recommends to the Board of Directors stockholder-oriented improvements in corporate governance that may be applicable to STAAR; and
•	oversees the evaluation of the Board of Directors and management.

In addition to the candidates proposed by the Board of Directors or identified by the Committee, the Committee considers candidates for director suggested by our stockholders in accordance with the procedures described in the Questions and Answers section in response to the question: “Can stockholders propose individuals to be considered as nominees for the 2019 Annual Meeting?” Stockholder nominations that comply with those procedures and that meet the criteria outlined below will receive the same consideration that the Committee’s nominees receive. In the future, the Committee may also engage a recruiting firm to identify director candidates.

The process for evaluating prospective nominees for director, including candidates recommended by stockholders, includes meetings from time to time to evaluate biographical information and background material relating to prospective nominees, interviews of selected candidates by members of the Nominating and Governance Committee and other members of the Board, and application of our general criteria for director nominees set forth in our Guidelines on Significant Corporate Governance Issues. These criteria include, among other things, the prospective nominee’s integrity, business or other experience and expertise, and independence.

In selecting nominees for the Board of Directors, the Committee evaluates the general and specialized criteria set forth above, identifying the relevant specialized criteria prior to commencement of the recruitment process, considers previous performance if the candidate is a candidate for re-election, and generally considers the candidate’s ability to contribute to the success of STAAR. The Nominating and Governance Committee believes that differences in background, professional experiences, education, skills and viewpoints will enhance the performance of the Board of Directors. The Company has not implemented a formal policy with respect to the consideration of diversity for the composition of the Board of Directors. However, the Nominating and Governance Committee and the Board of Directors believe that a diverse board leads to improved performance by encouraging new ideas, expanding the knowledge base available to management and other directors and fostering a culture that promotes innovation and vigorous deliberation. In considering nominees for service on the Board of Directors, the Nominating and Governance Committee takes into consideration the diversity of professional experience, background, viewpoints and skills of the current and prospective members of the Board of Directors. Examples of this include management experience, financial expertise, medical device industry experience, international experience, and educational background. The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Committee believes that the backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities to assist the Board in fulfilling its responsibilities, and assesses the effectiveness of this goal during the Board’s annual evaluation. The Nominating and Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board of Directors, and applicable regulations (such as recently enacted legislation in California which requires exchange listed-companies headquartered in California to have a minimum of two women on boards with five members, and three women on boards with six or more members, by the end of July 2021).

The Board of Directors’ nominees for the Annual Meeting have been recommended by the Committee and have been nominated by the Board of Directors. The Committee received no formal stockholder recommendations of candidates for election at the 2019 Annual Meeting.

The current members of the Nominating and Governance Committee are William P. Wall, who serves as chair, Stephen C. Farrell and Louis E. Silverman. Each member of the Nominating and Governance Committee is “independent” as that term is defined under the Listing Rules of the NASDAQ Stock Market. During 2018, the Nominating and Governance Committee held four meetings.

Compensation Committee

Under its written charter, the principal duties of the Compensation Committee are to help ensure that STAAR’s compensation of its senior executives satisfies the following principal requirements:

•	alignment with the compensation strategy of STAAR determined by the Board of Directors; and
•	enabling STAAR to compete in recruiting and retaining qualified executive officers.

The Compensation Committee makes recommendations to the Board of Directors on all decisions for the total direct compensation of the named executive officers of STAAR, including base salary, annual bonus, long-term equity compensation and perquisites. The Compensation Committee also generally approves company-wide pay increases and discretionary compensation that may be allocated to non-executive employees by management. The Committee also administers STAAR’s equity plan. The Committee may delegate authority to subcommittees or Committee members.

The current members of the Compensation Committee are Louis E. Silverman, who serves as chair, John C. Moore and William P. Wall. Each member of the Compensation Committee is “independent” as that term is defined under the Listing Rules of the NASDAQ Stock Market. During 2018, the Compensation Committee held three meetings.

Role of Compensation Consultant

The Compensation Committee has sole authority to retain and terminate a compensation consultant to assist in the evaluation of director, Chief Executive Officer or senior executive compensation. The Compensation Committee periodically consults with Radford, an Aon Hewitt business unit, regarding a variety of topics including but not limited to the amount and form of executive and non-employee director compensation. The Compensation Committee has assessed the independence of Radford considering the factors set forth in applicable SEC rules and the Listing Rules of the NASDAQ Stock Market and has concluded no conflicts of interest were raised by the work performed by Radford. In 2018, the Committee engaged Radford to conduct a comprehensive review of the Corporation’s compensation program concerning non-employee directors, officers and other members of management in relation to various peer groups.

Audit Committee

The principal duties of the Audit Committee are to oversee (i) the quality and integrity of STAAR’s financial statements, (ii) the qualifications and independence of STAAR’s independent registered public accounting firm, and (iii) the performance of STAAR’s independent registered public accounting firm. The Committee communicates with management throughout the year to help it assess the performance of STAAR’s independent registered public accounting firm for consideration of re-engagement in future years.

The current members of the Audit Committee are Stephen C. Farrell who serves as chair, John C. Moore, and William P. Wall. Each member of the Audit Committee is “independent” as that term is defined under the Audit Committee rules of the SEC and the Listing Rules of the NASDAQ Stock Market. STAAR has determined that Messrs. Farrell and Wall each qualify as an “audit committee financial expert” under the rules of the SEC. In 2018, the Audit Committee met five times.

Special Offering Committee

In 2018, the Board of Directors created a special committee to review and oversee a secondary offering of STAAR equity. The Board of Directors appointed Mr. Wall and Ms. Mason to serve on the committee.  The Board of Directors agreed to compensate Mr. Wall for his services as chair of the special committee. Upon completion of the offering in August the Board of Directors dissolved the special committee.

Stockholder Communications with Directors

Stockholders may communicate with the chairperson of the Board of Directors, the chairperson of our Audit Committee or the chairperson of our Nominating and Governance Committee, or with the Board of Directors as a group, by writing to such persons c/o Office of the Secretary, STAAR Surgical Company, 25651 Atlantic Ocean Drive, Lake Forest, California, 92630.

The corporate Secretary distributes communications directed to the Board of Directors or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors should be excluded, such as the following:

•	junk mail and mass mailings;
•	new product suggestions; and
•	resumes and other forms of job inquiries.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is excluded must be made available to any outside director upon request.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in STAAR’s Proxy Statement for 2019.

The Compensation Committee

Louis E. Silverman (Chairperson)

John C. Moore

William P. Wall

April 29, 2019

COMPENSATION DISCUSSION AND ANALYSIS

General

The following Compensation Discussion and Analysis describes the material elements of compensation for the named executive officers identified in the compensation tables and related disclosures below.

The Compensation Committee of the Board of Directors, to which we refer in this discussion as the “Committee,” makes recommendations to the Board of Directors for the total direct compensation including the base salary, annual bonus, long-term equity compensation and perquisites of our named executive officers. Both the Board of Directors and the Committee exercise independent review in making judgments regarding executive compensation.

In 2018, our named executive officers were:

•	Caren Mason, President and Chief Executive Officer;
•	Deborah Andrews, Chief Financial Officer;
•	Keith Holliday, Chief Technology Officer;
•	Samuel Gesten, Chief Legal Officer and Secretary; and
•	Hans Blickensdoerfer, Senior Vice President, Commercial Operations, Europe and China.

Our 2018 key accomplishments included:

•	Achievement of record revenue of $124 million, growing revenue by 37% compared to 2017, and growing ICL sales by 48%;
•	GAAP diluted EPS improved by $0.16 from ($0.05) to $0.11 for the first profitable year since 2011;
•

Cash, cash equivalents and restricted cash rose to $104.0 million, compared to $18.6 million at the end of the fourth quarter of 2017. We generated $12.8 million in cash from operations and raised $72.2 million in gross proceeds from the sale of approximately 2 million shares of common stock; and

•

Successfully closing an offering of our common stock.  As part of this transaction, we issued 1,999,850 shares of common stock at a price of $36.309 per share.  Net proceeds, after deducting expenses, received from this offering were $72,150,000.

•	The FDA lifted a Warning Letter regarding STAAR that was issued in 2014.
•	The FDA approved our Visian toric ICL for marketing and sale in the U.S.
•	We submitted our EVO Visian ICL PMA supplement to the FDA for review, and that review is on-going.
•	We completed the patient enrollment for our pivotal European trial for the EVO with EDOF lens for presbyopia and we are conducting the required six-month patient follow-up for this study.

Compensation Program Objectives and Rewards

Compensation Philosophy and Process. The Company is dedicated to pursuing a mix of near, medium, and longer-term business objectives designed to build and increase stockholder value. Our Board and Compensation Committee have sought to establish a compensation program that incentivizes and rewards our management team for achieving or exceeding corporate financial and non-financial goals and also individual objectives. In the Committee’s deliberations on the Company’s compensation programs, management, other than the Chief Executive Officer, is involved only to the extent of providing Company performance and market information. Our Chief Executive Officer does not participate in the determination of her own compensation, but she joins with the full Board of Directors in the determination of compensation of other named executive officers.

The Committee and management periodically review the Radford Global Life Sciences Surveys as well as benchmark data regarding our peer group. This data is used to assess the general competitiveness of our recruiting and compensation programs, and to assist the Committee and the Board of Directors in making compensation decisions. From late 2018 through early 2019, the Committee engaged the services of Radford, a third-party consulting firm, to conduct a comprehensive benchmark study regarding our non-employee director and executive officer compensation program.  Over the past several years our peer group, established in 2013, has diminished as several of those peer group companies were acquired or merged with other companies. During this time of industry consolidation, STAAR has also grown significantly.  Thus, we also engaged Radford to review and make recommendations for updating our peer group.  We will commence using an updated peer group, with a larger set of companies, for compensation purposes in 2019.

The 2018 peer group which was originally recommended by Radford in 2013 was chosen on the basis of industry (medical devices), revenue (between .25x and 4.0x our revenue in 2013), and market capitalization (between .25x and 4.0x our market cap in 2013). These companies were subsequently reviewed and recommended by the Committee and approved by the Board of Directors. Several companies in the original peer group are no longer included due to certain merger and acquisition activities in the industry. The members of our peer group for 2018 were:

AngioDynamics Anika Therapeutics AtriCure Cardiovascular Systems	CryoLife Cutera Merit Medical Systems Endologix

The 2019 peer group recommended by Radford was selected from U.S. based medical device companies with market capitalizations between $550M and $5.5B and revenue generally between $75M and $450M.  The Committee accepted Radford’s recommended revised peer group and the Board of Directors approved the Committee’s recommendation.  Our peer group used for setting 2019 compensation consisted of the following companies:

AngioDynamics	Inogen
Anika Therapeutics	LeMaitre Vascular
AtriCure	Merit Medical Systems
Atrion	Nevro
AxoGen	Penumbra
Cardiovascular Systems	Surmodics
CryoLife	Tactile Systems Technology
Glaukos	Tandem Diabetes Care

We use our peer group as one element of reviewing the appropriateness and competitiveness of our executive compensation program.

The Committee’s objective is to structure compensation policies and decisions based on (a) overall Company performance, (b) a target base salary at or near the 50th percentile of our peer companies and other industry benchmark data, and (c) a target for total compensation, consisting of base salary, cash bonus potential and long-term equity incentives, at or near the 50th percentile of our peer companies and other industry benchmark data, with the potential to reach higher levels based on the Company’s financial performance and achievement of Board-approved pre-established metrics, if applicable.

2018 Results of Advisory Vote to Approve Compensation of Named Executive Officers. At our Annual Meeting held on June 13, 2018 stockholders representing approximately 98% of the votes cast on the proposal approved the compensation of our named executive officers. Given the strong support shown, we did not make any changes to our executive compensation program as a result of this vote.

Elements of Compensation

The elements of compensation that may be earned by our named executive officers include base salary, annual cash bonus, and equity compensation. All components of each named executive officer’s compensation are annually reviewed in the context of company performance and individual performance.

Base Salaries. The Committee, with input from the Chief Executive Officer, reviews, considers and approves base salaries at a level expected to attract and retain the executives the Company needs to achieve its plans. The Board of Directors generally reviews base salaries in the first quarter of each year and approves any changes based upon company performance, market data, executive performance, scope of responsibility, and past and potential contribution to our business. For 2018, named executive officer salaries increased 2-4% over 2017 levels, consistent with base salary increases company-wide and industry-wide.

Annual Cash Bonuses. A material element of each named executive officer’s compensation is the opportunity to earn annual performance-based cash bonuses, which are earned based upon achievement of specific corporate financial and non-financial objectives. The Board of Directors has exclusive authority, acting on the recommendation of the Committee, to approve bonuses for our named executive officers based on performance against these criteria.

For 2018, the Committee and the Board of Directors approved an Incentive Bonus Plan that was designed to be funded in whole or in part based on STAAR meeting or exceeding specific revenue, earnings per share (“EPS”), and quarterly as well as year-end cash-on-hand metrics and also meeting specific non-financial objectives. To allow for an accurate year-over-year comparison, and in recognition that over 90% of our revenue is generated outside the U.S., the Board of Directors in 2018 continued its practice of evaluating the Company’s revenue performance on a constant currency basis.

Each of the Company’s current named executive officers has an annual bonus target, as do other key contributors. The Committee reviews, considers and approves bonus targets for named executive officers based on market data and also considers changes in the scope of responsibility and overall performance of individual named executive officers when establishing these targets.

Each named executive officer’s base salary and target bonus opportunity for 2018 is provided in the table below. The target bonuses, as a percentage of base salary, remained at the same level as in 2017 for each named executive officer.

Named Executive Officer	Base Salary	Target Bonus Payment	Target Bonus Percentage(1)
Caren Mason	590,554	442,915	75%
Deborah Andrews	343,375	154,519	45%
Hans Blickensdoerfer	351,591	158,216	45%
Keith Holliday	366,029	164,713	45%
Samuel Gesten	360,010	162,004	45%

(1)

Target Bonus Percentage represents the potential bonus earned as a percentage of base salary in the event the Corporation fully achieves pre-established target financial and non-financial metrics and thereby funds the bonus plan at 100%. Performance that exceeds targeted levels may result in funding the bonus pool in excess of 100% of target. The amount actually awarded to an officer, which can range from 0 to over 100% of target, varies primarily based on performance of the Corporation as a whole with respect to these metrics, and is also subject to adjustment based on the Committee’s subjective evaluation of an officer’s contributions to those results based on facts and circumstances.

The Board of Directors, after consultation with management, approves the revenue, EPS and year-end cash-on-hand targets and the non-financial strategic objectives annually. The attainment of these financial and non-financial objectives is evaluated by the Committee. The Board of Directors must review and approve all bonus recommendations for named executive officers presented by the Committee. The determination of annual bonuses for 2018 performance are described further below under the section entitled “2018 Bonus and Equity Determinations.”

Long-Term Equity Compensation. The Committee believes that long-term equity incentive awards serve to align the interests of the executive officers with the interests of our stockholders. Long-term equity incentive awards may be granted in the form of either stock options, restricted shares, restricted stock units or other types of equity or equity-linked compensation. In determining the size of equity grants to our named executive officers, the Committee considers recommendations of the Chief Executive Officer based on peer group data, individual performance and level of responsibility in the company, for those named executive officers reporting to her. For the Chief Executive Officer’s equity grant, the Committee considers company and individual performance as well as peer group data. The Committee recommends to the Board of Directors the allocation among the different forms of equity compensation. For 2018, the Committee recommended that all equity for our named executive officers be granted in the form of stock options to align executive incentives with long-term stockholder interests.  The equity grants made in 2018 are described further below under the section entitled “2018 Bonus and Equity Determinations.”

Stock options. Stock options, once granted, become valuable if the price of STAAR’s common stock rises above the exercise price at the time of grant. The exercise price of a stock is the closing price of the Company’s common stock on the NASDAQ Stock Market on the date of grant. Under the Company’s Omnibus Equity Incentive Plan (“Plan”) STAAR may not grant stock options having an exercise price below the fair market value of its common stock on the date of grant. STAAR does not grant stock options with a so-called “reload” feature. To encourage retention by providing a long-term incentive, the options typically vest ratably over a three-year period, and have a ten-year life.

Restricted shares/Restricted stock units. Restricted shares and restricted stock units are shares of common stock that STAAR grants subject to forfeiture over a specified period of time. The value of these incentive awards rises and falls with STAAR’s stock price. For time-vesting awards, restricted shares and restricted stock units are forfeited back to STAAR if the grantee’s service to STAAR terminates before the end of the vesting period. Vesting of restricted shares and restricted stock units occurs when the restricted period ends and the grantee obtains full rights of ownership over the shares. Time-vesting restricted shares and restricted stock units provides a long-term incentive by aligning the grantee’s interests with those of the stockholders and encouraging retention through the risk of forfeiture if the grantee ceases working for us during the vesting period.

2018 Bonus and Equity Determinations

2018 Bonus Determinations. As described above, the 2018 bonus plan was funded based upon how the Company performed against financial and non-financial goals pre-approved by the Board of Directors. The 2018 bonus plan funding included the following components:

(a)

As a threshold to begin funding the bonus pool, the Company needed to achieve the following minimum annual financial milestones: a minimum revenue target of $90.6M (on a constant currency basis), which represented the total annual revenue in fiscal year 2017 , and a minimum EPS target of ($0.05) (adjusted for pre-determined foreign exchange rate considerations), which represented the EPS/net loss in fiscal year 2017 (collectively referred to as “Minimum Financial Threshold”). If either of these financial targets were not met, then the bonus pool would not fund at all.

(b)

In the event the Minimum Financial Threshold was achieved, up to 27% of the bonus pool would fund based upon Company performance tied to pre-established non-financial objectives. This element of the bonus pool would fund based on the percentage achievement of specific non-financial objectives.

The Board-approved non-financial objectives related to three categories: (i) achieving and retaining compliance with all regulatory bodies; (ii) enhancing Clinical and Medical Affairs excellence, particularly through clinical validation; and (iii) executing go-to-market strategies to significantly expand market share globally. In the event the Minimum Financial Threshold was achieved, up to 10% of the bonus pool would fund only upon the Company maintaining a specific quarterly and year end cash-on-hand target, excluding cash raised through equity or debt offerings.

(c)

In the event the Company achieved $90.6M or greater in total revenue (the revenue element of the Minimum Financial Threshold), thereafter, a portion of the bonus pool would fund at specific, pre-determined rates based upon the percentage of revenue growth in fiscal year 2018 above the $90.6M.

(d)

In the event the Company achieved EPS/net loss of ($0.05) EPS or better (the earnings element of the Minimum Financial Threshold), thereafter a portion of the bonus pool would fund at specific, pre-determined rates based upon the improvement in EPS/net loss (in increments of $0.01 improvement) in fiscal year above the ($0.05). If the Company were to reach profitability for 2018 an additional 20% of the target pool would be funded.

The Board of Directors believes that the targets established for 2018 appropriately balanced attention to near term financial performance with required investments in and progress on infrastructure, clinical and regulatory related plans.

The Company does not disclose the specific details of the regulatory, quality, clinical, commercial, and R&D-related performance objectives as it believes their disclosure would provide our competitors, customers and other third parties with significant insights regarding our confidential business strategies that could cause us substantial competitive harm. These goals were approved by the Board of Directors at a level they determined would require substantial and significant effort to achieve.

In 2018, the Company exceeded the Minimum Financial Thresholds, thus enabling funding of the bonus pool. The Company surpassed it’s 2018 revenue and EPS projections potentially funding the bonus pool in excess of 100% of target on these two metrics. In addition, the Company achieved 20% of potential pool funding related to non-financial objectives and also achieved 10% of further funding by reaching and exceeding its quarterly and year end cash-on-hand target.  The Board of Directors capped the pool funding at 150% of the target amount to better align management’s compensation with stockholder interests.

2018 represents the first year in six years that a named executive officer has received a bonus in excess of 100% of their target.

Named Executive Officer	Base Salary	Bonus Payment	Individual Incentive Target(1)	Bonus Paid(1)
Caren Mason	590,554	664,373	75%	112.5%
Deborah Andrews	343,375	231,778	45%	67.5%
Hans Blickensdoerfer	351,591	237,324	45%	67.5%
Keith Holliday	366,029	247,070	45%	67.5%
Samuel Gesten	360,010	243,007	45%	67.5%

(1)	“Individual Incentive Target” and “Bonus Paid” are shown as a percentage of salary. The 2018 bonus paid was 150% of each individual’s incentive target for all named executive officers in 2018.

2018 Long-term Equity Awards. In 2018, the Committee recommended to the Board of Directors that it grant long-term equity compensation to the named executive officers, consistent with the Company’s Compensation Philosophy and based upon the individual’s performance and benchmark data, in the form of stock option grants, which the Board of Directors approved. The Board of Directors bifurcated the grants, with the second grant conditioned upon stockholders approving an increase in the equity available for issuance under the Plan at the 2018 Annual Meeting. The stockholders approved the equity increase in the Plan and the Board of Directors approved the second grant.  The 2018 stock option grants to named executive officers was as follows:

Name and Title	Grant Date	Stock Options (LTIP)(1)
Caren Mason	March 15, 2018	75,000
President and Chief Executive Officer	June 14, 2018	40,452
Deborah Andrews	March 15, 2018	12,500
Vice President, Chief Financial Officer	June 14, 2018	6,742
Hans Blickensdoerfer	March 15, 2018	25,000
Senior Vice President, Commercial Operations Europe and China	June 14, 2018	13,484
Keith Holliday	March 15, 2018	25,000
Vice President, Chief Technology Officer	June 14, 2018	13,484
Samuel Gesten	March 15, 2018	20,000
Vice President, Chief Legal Officer and Secretary	June 14, 2018	10,787

(1)

The options granted have a 10-year term and become exercisable as follows: one-third on the 1-year anniversary of the grant date and the remaining two-thirds over the following 24 months in equal amounts on a monthly basis. In the event the options do not evenly divide into 24 months, the remaining balance of options become exercisable on the final month of vesting. The exercise price is $16.15 for those options granted on March 15, 2018 and $29.80 for those options granted on June 14, 2018, which was the closing price on the NASDAQ Stock Market on the respective dates of grant.

Change-in-Control Arrangements

Our named executive officers will receive certain cash severance and other benefits from STAAR or a successor company if they are terminated following a change in control of STAAR. Payments and benefits of this nature are often termed “double trigger” change-in-control benefits. In addition, the Plan provides that, if STAAR has a change in control, options vest immediately unless the surviving company assumes or replaces the options.

STAAR provides these benefits to help it compete with larger, better-capitalized ophthalmic companies in attracting employees. STAAR also recognizes the retention value of equity instruments. Change-in-control benefits are intended to do the following:

•

Reinforce the alignment of employee interest with stockholder interest by providing that, if a major transaction occurs, vesting and exercisability of stock options will accelerate or continue, so the potential equity value of unvested or unexercised options will not be lost; and

•

Encourage employees to remain with STAAR despite uncertainties while a transaction is under consideration or pending by assuring them that, if they are terminated as a result of a change in control, they will receive continued pay and benefits to cover the disruption in employment.

The specific change-in-control benefits to which each named executive officer is entitled are discussed below under “Employment Agreements.”

Severance Arrangements

Each of our named executive officers is entitled to limited continuation of salary and benefits if the officer is terminated under specified circumstances. These arrangements are provided to maintain STAAR’s competitive position in attracting and retaining executive talent and are described further in the section “Employment Agreements” below.

Perquisites

In 2018, the named executive officers received an opportunity to undergo an executive health screening and were eligible to receive an executive life insurance policy with premiums and costs paid by STAAR. The cost of these limited executive benefits, which are intended to promote the long-term health and financial stability of our executive officers, are shown in the Summary Compensation Table below.

Benefits

The named executive officers participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable STAAR to attract and retain its workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that STAAR has a productive and focused workforce through reliable and competitive health and other benefits. Pension (for our Switzerland based team members, including Mr. Blickensdoerfer) and retirement savings plans help employees, especially long-serving employees, save and prepare financially for retirement.

STAAR’s qualified 401(k) plan allows all U.S.-based employees to contribute up to the limits imposed by the Internal Revenue Code—$18,500 per employee for 2018 (with an additional $6,000 annual catch-up contribution permitted for those over 50 years of age)—on a pre- or after-tax basis. During 2018 STAAR provided an 80% percent match up to the first 6% of the employee’s compensation. Officers serving outside the U.S., receive pension benefits based on local regulations and standards. These benefits are generally provided to all of our [full-time salaried] employees and enhanced retirement benefits are not provided to our named executive officers. IS THIS TRUE?

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation of the named executive officers for each of the three fiscal years ending December 28, 2018, December 29, 2017 and December 30, 2016, respectively. By providing the grant date fair value of stock and option awards in the following tables STAAR does not imply any assurance that such values will ever be realized.

Name and Title	Year	Salary ($)	Bonus(1) ($)	Option Awards ($)(2)	Stock Awards ($)(2)	Change in Pension Value and Non- Qualified Deferred Earnings ($)	All Other Compensation ($)(3)	Total
Caren Mason	2018	585,312	784,488	1,241,915	—	—	15,486	2,627,201
President and Chief	2017	562,800	308,763	980,300	—	—	14,148	1,866,011
Executive Officer	2016	541,154	204,750	387,920	376,000	—	15,987	1,525,811
Deborah Andrews(4)	2018	341,443	251,797	206,986	—	—	23,254	823,480
Vice President and	2017	305,315	96,778	226,073	213,875	—	23,014	865,056
Chief Financial Officer
Hans Blickensdoerfer(5)	2018	349,030	277,362	413,972	—	62,217	—	1,102,581
Senior Vice President	2017	339,327	112,256	110,284	104,625	32,933	—	699,424
Commercial Operations Europe and China	2016	330,973	76,948	155,168	150,400	56,993	—	770,482
Keith Holliday	2018	363,569	287,108	413,972	—	—	27,574	1,092,223
Vice President	2017	352,214	115,939	183,806	174,375	—	26,974	853,308
Chief Technology Officer	2016	340,154	76,883	96,980	94,000	—	27,035	635,051
Samuel Gesten	2018	357,590	275,038	331,174	—	—	25,626	989,428
Vice President,	2017	347,175	114,032	110,284	104,625	—	25,386	701,502
Chief Legal Officer and Secretary	2016	337,808	76,352	77,584	75,200	—	25,081	592,026

(1)

As a result of the FDA lifting the Warning Letter, additional bonuses were paid outside of the Bonus Plan to the following:  Ms. Mason $120,115; Ms. Andrews $20,019; Mr. Blickensdoerfer $40,038; Mr. Holliday $40,038 and Mr. Gesten $32,031.

(2)

Dollar amounts in the Stock Awards and Option Awards columns reflect the aggregate grant date fair value with respect to stock awards and options granted during fiscal years 2018, 2017 and 2016 calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts for fiscal years 2018 are included in Note 11 to STAAR’s audited consolidated financial statements for the fiscal year ended December 28, 2018, included in STAAR’s Annual Report on Form 10-K.

(3)	Each element of All Other Compensation is quantified in the subsequent table below.
(4)	Appointed Chief Financial Officer since September 2017.
(5)	Salary and bonus paid in Swiss francs and converted to U.S. dollars using 0.9839 Swiss francs to 1 U.S. dollars.

The following table summarizes the elements of “All Other Compensation” listed in the table above for 2018.

Name	Insurance Premiums ($)	Company Contributions to 401(k) Plans ($)	Total ($)
Caren Mason	2,286	13,200	15,486
Deborah Andrews	10,054	13,200	23,254
Hans Blickensdoerfer	—	—	—
Keith Holliday	14,374	13,200	27,574
Samuel Gesten	12,426	13,200	25,626

Grants of Plan-Based Awards

for Fiscal Year Ended

December 28, 2018

The following table provides information on stock and option awards granted in 2018 to each of STAAR’s named executive officers and potential payouts for non-equity incentive plan awards under STAAR’s executive cash bonus plan. Actual cash bonus payments made for 2018 are shown in the Nonequity Incentive Plan Compensation column of the Summary Compensation Table above.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Options	Grant Date Fair Value of Stock and Option
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Options(2) (#)	Awards ($/Share)	Awards(3) ($)
Caren Mason		—	442,915	442,915	—	—	—
President and Chief	3/15/2018	—	—	—	75,000	16.15	620,775
Executive Officer	6/14/2018	—	—	—	40,452	29.80	621,140
Deborah Andrews		—	154,519	154,519	—	—	—
Vice President, Chief	3/15/2018	—	—	—	12,500	16.15	103,463
Financial Officer	6/14/2018	—	—	—	6,742	29.80	103,523
Hans Blickensdoerfer		—	158,216	158,216	—	—	—
Senior Vice President,	3/15/2018	—	—	—	25,000	16.15	206,925
Commercial Operations Europe and China	6/14/2018	—	—	—	13,484	29.80	207,047
Keith Holliday		—	164,713	164,713	—	—	—
Vice President,	3/15/2018	—	—	—	25,000	16.15	206,925
Chief Technology Officer	6/14/2018	—	—	—	13,484	29.80	207,047
Samuel Gesten		—	162,004	162,004	—	—	—
Vice President,	3/15/2018	—	—	—	20,000	16.15	165,540
Chief Legal Officer and Secretary	6/14/2018	—	—	—	10,787	29.80	165,634

(1)	Reflects targeted and maximum cash bonuses for 2018 performance paid in 2019 under STAAR’s cash bonus plan for executive officers.
(2)

All of the stock options granted to executive officers in 2018 had a ten-year term and a three-year vesting schedule, with one third vesting on the first anniversary of the date of grant and the remaining vesting monthly over 24 months, subject to continued employment

(3)

Reflects the aggregate grant date fair value with respect to stock awards and options granted during fiscal year 2018, calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to STAAR’s audited consolidated financial statements for the fiscal year ended December 28, 2018, included in STAAR’s Annual Report on Form 10-K.

Outstanding Equity Awards

at Fiscal Year-End

December 28, 2018

The following table shows the number of shares covered by exercisable and unexercisable options and unvested shares of restricted stock and restricted stock units held by STAAR’s named executive officers on December 28, 2018.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price	Option Expiration		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Exercisable	Un-exercisable	($)	Date(1)		(#)(2)	($)
Caren Mason
	10,000	—	15.73	6/8/2024	(3)	—	—
	400,000	—	7.76	3/2/2025	(5)	—	—
	91,666	8,334	7.52	3/17/2026	(6)	16,667	521,010
	116,667	83,333	9.30	3/20/2027	(6)	—	—
	—	75,000	16.15	3/14/2028	(6)	—	—
	—	40,452	29.80	6/13/2028	(6)	—	—
Deborah Andrews
	20,000	—	11.00	3/1/2022	(4)	—	—
	20,000	—	5.34	3/3/2023	(5)	—	—
	10,000	—	15.54	3/6/2024	(5)	—	—
	15,000	—	7.35	4/6/2025	(5)	—	—
	8,000	1,000	7.36	4/3/2026	(6)	1,000	31,260
	2,916	2,084	9.30	3/20/2027	(6)	1,667	52,110
	9,027	15,973	15.25	11/12/2027	(6)	8,334	260,521
	—	12,500	16.15	3/14/2028	(6)	—	—
	—	6,742	29.80	6/13/2028	(6)	—	—
Hans Blickensdoerfer
	25,000	—	5.68	12/14/2020	(4)	—	—
	20,000	—	5.49	3/14/2021	(4)	—	—
	20,000	—	11.00	3/1/2022	(4)	—	—
	20,000	—	5.34	3/3/2023	(5)	—	—
	15,000	—	15.54	3/6/2024	(5)	—	—
	30,000	—	7.35	4/6/2025	(5)	—	—
	36,666	3,334	7.52	3/17/2026	(6)	6,667	208,410
	13,125	9,375	9.30	3/20/2027	(6)	7,500	234,450
	—	25,000	16.15	3/14/2028	(6)	—	—
	—	13,484	29.80	6/13/2028	(6)	—	—
Keith Holliday
	25,000	—	7.20	8/18/2025	(5)	—	—
	22,916	2,084	7.52	3/17/2026	(6)	4,167	130,260
	21,875	15,625	9.30	3/20/2027	(6)	12,500	390,750
	—	25,000	16.15	3/14/2028	(6)	—	—
	—	13,484	29.80	6/13/2028	(6)	—	—
Samuel Gesten
	70,000	—	11.02	4/1/2022	(4)	—	—
	20,000	—	5.34	3/3/2023	(5)	—	—
	12,500	—	15.54	3/6/2024	(5)	—	—
	20,000	—	7.35	4/6/2025	(5)	—	—
	18,333	1,667	7.52	3/17/2026	(6)	3,334	104,221
	13,125	9,375	9.30	3/20/2027	(6)	7,500	234,450
	—	20,000	16.15	3/14/2028	(6)	—	—
	—	10,787	29.80	6/13/2028	(6)	—	—

(1)	Stock options expire ten years from date of grant. Stock options generally vest over a certain period of time from the date of grant.
(2)	Restricted stock units vest one-third at one, two and three years from grant date.
(3)	Stock options vest 100% at one year from grant date.
(4)	Stock options vest one-third at one, two and three years from grant date.

(5)	Stock options vest one-third at one, two and three years from grant date, however those unvested on 2/11/2016 were immediately vested.
(6)	Stock options vest one-third at one year from grant date, and the remaining two-thirds vest monthly in equal amounts over the next 24 months.

Option Exercises and Stock Vested During

Fiscal Year-Ended December 28, 2018

The table below shows the number of shares of STAAR common stock acquired by named executive officers during 2018 on the exercise of options, and the number of shares of stock subject to stock awards that vested in 2018 for each named executive officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Caren Mason	—	—	16,667	271,505
Deborah Andrews	38,331	620,082	5,999	206,798
Hans Blickensdoerfer	—	—	10,417	169,880
Keith Holliday	—	—	10,417	170,005
Samuel Gesten	—	—	7,083	115,570

(1)

The dollar amount shown are determined by multiplying the number of options exercised by the per-share closing price of the Company’s common stock on the date of exercise less the applicable exercise price for stock options, and by multiplying number of shares or restricted stock units that vested by the per-share closing price of the Company’s common stock on the vesting date for stock awards.

Pension Benefits for Fiscal Year Ended

December 28, 2018

STAAR maintains a pension plan covering employees of its Swiss subsidiary, including Mr. Blickensdoerfer. This plan, which we refer to as the “Swiss Plan,” is classified as a defined benefit plan under guidelines of the Swiss Auditing Chamber’s Auditing Practice Committee and its Accounting Practice Committee, and STAAR accounts for it as a defined benefit plan.

The Swiss Plan is financed by employer and employee contributions, with employers required to match employee contributions. No other named executive officer participates in a defined benefit pension plan.

The table below shows the present value of the pension benefits to which Mr. Blickensdoerfer is entitled to under the Swiss Plan. The present value assumes that Mr. Blickensdoerfer will retire at age 65, the normal retirement age for men under the Swiss Plan. The present value was calculated using the assumptions set forth in Note 10 to the consolidated financial statements in STAAR’s Annual Report on Form 10-K for fiscal year 2018. Mr. Blickensdoerfer may elect to receive a lump sum or a monthly annuity payment upon retirement.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During 2018 ($)
Hans Blickensdoerfer	Swiss Plan	18	497,427	—

(1)

The number of years credited to an employee under the Swiss Plan is determined by applicable government regulations and plan formulae and exceeds the actual 14 years Blickensdoerfer has worked for STAAR.

Potential Payments Upon Termination or Change-In-Control Estimates

As of December 28, 2018

The table below estimates the potential termination and change-in-control payments and benefits that our named executive officers would be entitled to under their employment agreements with us. Each column of the table shows the financial benefit that would have been received by the named executive officer, on a hypothetical basis, if one of the following events had occurred on December 28, 2018:

•	termination by STAAR without cause, or by the named executive officer for good reason, prior to a change in control;
•	termination by STAAR without cause, or by the named executive officer for good reason, following a change in control;
•	a change in control of STAAR, without termination of the named executive officer; and
•	termination because of disability, irrespective of any change in control.

We are providing this information on a hypothetical basis in accordance with the regulations of the SEC. In fact, no such change in control occurred on December 28, 2018, and none of the named executive officers was terminated on that date. There can be no assurance that a change in control would produce the same or similar results as those described if it occurs on any other date, or if any assumption is not correct when the actual event occurs. Termination “for good reason” generally means that an employer has adversely changed the terms and conditions of employment to such a degree that the executive, under the specific terms of his or her agreement, is entitled to voluntarily resign and to receive severance benefits.

Name	Benefit(2)	Termination without Cause for Good Reason without a Change in Control($)	Termination without Cause or for Good Reason following Change in Control ($)(1)		Change in Control (no termination) ($)(1)	Disability ($)
Caren Mason	Severance	885,830	1,771,661	(3)	—	295,277
	COBRA	45,119	45,119		—	—
	Equity acceleration	—	18,034,454		18,034,454	—
Deborah Andrews	Severance	171,688	652,413	(3)	—	—
	COBRA	15,040	30,080		—	—
	Equity acceleration	—	2,707,183		2,707,183	—
Hans Blickensdoerfer	Severance	175,795	668,022	(3)	—	—
	Equity acceleration	—	5,315,455		5,315,455	—
Keith Holliday	Severance	183,015	695,455	(3)	—	—
	COBRA	19,517	39,033		—	—
	Equity acceleration	—	2,936,780		2,936,780	—
Samuel Gesten	Severance	180,005	684,019	(3)	—	—
	COBRA	19,517	39,033		—	—
	Equity acceleration	—	4,235,312		4,235,312	—

(1)

Assumes that following a change in control the acquirer or surviving company has not assumed the named executive officer’s outstanding equity awards. If the acquirer or surviving company assumes the equity awards issued under the Company’s Omnibus Equity Incentive Plan, the equity awards will continue to vest in accordance with their original terms.

(2)

Except as otherwise indicated, severance payments are payable on a bi-weekly basis during the severance period. Ms. Mason would receive her severance payment in a lump sum payable on the 60th day following a termination, or monthly installments, as determined in the discretion of STAAR.

(3)	Severance payments include prior year and current year target bonus amounts paid out at 100%.

EMPLOYMENT AGREEMENTS

Caren Mason, President and Chief Executive Officer

In connection with Ms. Mason’s commencement of employment as our President and Chief Executive Officer, we entered into an employment agreement with her effective on March 1, 2015. There is no specific term of service provided for in the agreement. The agreement provides that Ms. Mason is eligible for an initial base salary of $525,000, subject to periodic adjustment, and an annual target bonus of 75% of her base salary. Pursuant to her employment agreement, Ms. Mason is eligible for periodic equity awards at the discretion of the Board. The agreement also entitles Ms. Mason to participate in all the benefit plans available to similarly situated executives at STAAR, including executive level health and life insurance coverage.

If STAAR terminates Ms. Mason’s employment for reasons other than cause (as defined in the agreement) or Ms. Mason resigns for good reason (as defined in the agreement), she will be entitled to 18 months of base salary from the date of termination payable either in eighteen monthly installments or in a lump sum at the option of the Board. Ms. Mason will also be entitled to reimbursement of 18 months of COBRA premiums for continued group health coverage for herself and her eligible dependents.

In the event of a change in control, if Ms. Mason resigns within 18 months after the change in control due to a successor company’s failure to offer or maintain her in the position of Chief Executive Officer of the successor company or if she is terminated for reasons other than cause within 12 months of the change in control, then she will receive the severance benefits described above plus an amount equal to her bonus, if any, for the year prior to her termination and an amount equal to her target bonus for the year in which the termination occurs. In addition, all of Ms. Mason’s equity awards will vest in full.

The severance payment and benefits described above are subject to Ms. Mason’s execution and delivery of a general release of claims against the Company. The employment agreement also provides that if any payment or benefit to Ms. Mason would result in a parachute payment under Section 280G of the Internal Revenue Code, such payments and benefits will be reduced to the extent necessary so no portion is subject to an excise tax. The agreement also includes customary confidentiality, intellectual property assignment, and customer and employee non-solicitation provisions.

Other Named Executive Officers

We are parties to offer letters with each of our other named executive officers which provide for initial base salaries and target bonuses. The offer letters provide for at-will employment with each of these individuals and do not contain any executory obligations on the part of the Company.

Executive Change in Control Agreements

STAAR has entered into executive change in control retention agreements with certain executive officers and other key employees that provide cash and other severance benefits if there is a change in control of the Company. The Executive Change in Control Agreements with Ms. Andrews, and Messrs. Holliday, Blickensdoerfer, and Gesten provide that if the officer is terminated by the Company without cause within 12 months after a change in control of STAAR, or resigns for good reason within 15 months after a change in control of STAAR, the officer will receive the following, subject to the officer entering into a release of claims with the employer:

•	One year’s base salary at the greater of the rate applicable at the time of termination or the rate applicable immediately prior to the announcement of the change in control, payable in a lump sum;
•

One year’s target cash bonus amount, plus the greater of the amount of any bonus accrued in the year of termination and the amount of the previous year’s bonus, prorated for the length of the executive’s service during the year of termination, payable in a lump sum; and

•	One year’s continuation of group health and dental benefits at no greater cost to the executive than the cost in effect prior to the termination date.

In addition, pursuant to the Executive Change in Control Agreements, if any payments or benefits would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and benefits will be payable in full or reduced so that no portion is subject to the excise tax, whichever results in the greater net after-tax benefit to the executive.

Executive Severance Agreements

STAAR has entered into executive severance agreements with its other executive officers and certain other key employees that provide cash and other severance benefits if the officer is terminated without cause or resigns for good reason (except in connection with a change in control of STAAR). The Executive Severance Agreements with Ms. Andrews, and Messrs. Blickensdoerfer, Gesten, and Holliday provide that they will receive the following, subject to the officer entering into a release of claims with STAAR:

•	Six months’ base salary at the rate applicable at the time of termination; payable in a lump sum; and
•	Six months’ continuation of group health and dental benefits at no greater cost to the executive than the cost in effect prior to the termination date.

In the context of the Executive Change in Control Agreements and Executive Severance Agreements, resignation “for good reason” generally means that an employer has adversely changed the officer’s salary, location or other terms and conditions of employment to such a degree that the executive is entitled to voluntarily resign and to receive severance benefits.

EQUITY COMPENSATION PLAN INFORMATION The following table summarizes information about the equity compensation outstanding and the shares available for issuance under STAAR’s equity plans as of the close of business on December 28, 2018.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Weighted Remaining Contractual Life of Outstanding Options, Warrants and Rights (c)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (d)
Equity Compensation Plans Approved by Stockholders	4,241,900	(1)	11.80	(2)	6.80	(3)	2,479,205
Equity Compensation Plans Not Approved by Stockholders	—		—		—		—

(1)	Represents awards granted under the Company’s Omnibus Equity Incentive Plan. Consists of 3,920,132 options, and 321,768 RSUs.
(2)	Represents the weighted average exercise price of outstanding stock options.
(3)	Represents the weighted average remaining contractual life of outstanding stock options.

PAY RATIO DISCLOSURE

Our compensation philosophy is to pay our worldwide employees competitively with similar positions, talent and experience in the applicable labor market.  We follow this philosophy regardless of the geographic location where we hire employees and regardless of the role; whether at the executive, mid-management, professional or hourly level.  We utilize competitive bench-marking data to regularly validate our target compensation range within each respective market place and within each respective employment role. By doing so we believe we maintain an appropriately compensated, qualified and motivated workforce.

As a result of rules the SEC adopted under the Dodd-Frank Act we are providing the following disclosure about the ratio of the total annual of compensation of our Chief Executive Officer compared to the total annual compensation of the median compensated employee within our worldwide workforce. Our assessment produced the following:

*	the annual total compensation of the median compensated of all worldwide employees, excluding the CEO was $80,123;
*	the annual total compensation of our Chief Executive Officer was $2,627,201; and
*	based on the above, the ratio of our Chief Executive Officer’s annual compensation to that of our median employee is 33:1.

We identified our median compensated employee by calculating the total compensation of our employees of record as of December 28, 2018 using year end payroll records and including the following compensation elements:

o	Base Salary;
o	Commissions paid;
o	Bonus’s paid;
o	Stock Compensation (valued on March 15, 2018 and June 14, 2018 - the grant date of annual equity awards granted to certain employees);
o	Insurance costs paid; and
o	Allowances paid (e.g., housing, travel, etc.).

Because the SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

REVIEW OF RELATED PERSON TRANSACTIONS

The Board of Directors adopted a written Related Person Transaction Policy, which requires the approval of the Audit Committee for all covered transactions. The Policy applies to any transaction or series of transactions in which STAAR or a subsidiary is a participant, the amount involved exceeds $120,000 and a “Related Person” as defined in the Policy, including executive officers, directors and their immediate family members, and holders of in excess of 5% of our common stock, has a direct or indirect material interest. Under the Policy, all Related Person Transactions must first be submitted to the Chief Legal Officer of STAAR, who will determine whether the proposed transaction falls under the Policy and, if so, submit it to the Audit Committee for review, approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, and full disclosure of the Related Person’s interest in the transaction, the Audit Committee will decide whether or not to approve the transaction and will approve only those transactions that are in the best interests of STAAR. We are not aware of any related party transactions with any directors, executive officers or more-than-five-percent security holders requiring disclosure under the SEC’s rules or our Related Party Transactions Policy.

AUDIT COMMITTEE REPORT

In any of our filings under the Securities Act of 1933 or Exchange Act of 1934 that incorporate this Proxy Statement by reference, the Report of the Audit Committee of the Board of Directors will be considered excluded from the incorporation by reference, and it will not be deemed a part of any such other filing unless we expressly state that the Report is so incorporated.

In accordance with a written charter adopted by the Board of Directors, the Audit Committee oversees STAAR’s financial reporting process. Management is responsible for STAAR’s financial statements and the financial reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for (i) performing an independent audit of STAAR’s financial statements, (ii) expressing an opinion on whether STAAR’s financial statements fairly present, in all material respects, STAAR’s financial position and results of operations and conform with generally accepted accounting principles, and (iii) an opinion on whether management’s assessment that STAAR maintained effective internal control over financial reporting as of December 28, 2018, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements that have been included in our Annual Report on Form 10-K for the year ended December 28, 2018.

The Audit Committee has reviewed and discussed with STAAR’s independent registered public accounting firm, BDO USA, LLP, the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and currently in effect. The Audit Committee has received and reviewed the written disclosures and the letter from BDO USA, LLP required by the PCAOB regarding BDO USA, LLP’s communications with the Audit Committee concerning the accountant’s independence, and has discussed with BDO USA, LLP its independence from STAAR and its management.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 28, 2018 for filing with the SEC.

The Audit Committee

Stephen C. Farrell (Chairperson)

John C. Moore

William P. Wall

Dated April 29, 2019

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, on the recommendation of the Audit Committee, has approved the selection of BDO USA, LLP to serve as our independent registered public accounting firm for the fiscal year ending January 3, 2020.

Although this appointment is not required to be submitted to a vote of the stockholders, the Audit Committee believes it is appropriate as a matter of good corporate governance to request that the stockholders ratify the appointment. If the stockholders do not ratify the appointment, which requires the affirmative vote of the holders of a majority of the voting power of the shares of the Common Stock present, in person or by proxy, and entitled to vote on such proposal, the Board of Directors will consider the selection of another independent registered public accounting firm, but may still appoint BDO USA, LLP if it determines that doing so is in the best interests of the Company and its stockholders. Even if stockholders ratify the appointment, the Board of Directors may exercise its discretion to select another firm if doing so is in the best interests of the Company and its stockholders.

STAAR’s Board of Directors unanimously recommends a vote “FOR” the approval of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2020.

Representatives of BDO USA, LLP, which served as the independent registered public accounting firm for STAAR for fiscal year 2018, have been invited to be present at the Annual Meeting. STAAR expects representatives of BDO to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table summarizes the aggregate fees for professional services provided by BDO USA, LLP related to fiscal year 2018 and fiscal year 2017, all of which the Audit Committee pre-approved:

	2018	2017
Audit Fees(1)	$978,000	$885,000
Audit-Related(2)	26,000	26,000
Tax-Related	—	—
All Other Fees	—	—

(1)

Both 2018 and 2017Audit Fees include: (i) the audit of our Consolidated Financial Statements included in our Annual Report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) the audit of management’s report on the effectiveness of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002; (iii) reviews of the interim condensed Consolidated Financial Statements included in our quarterly reports on Form 10-Q; and (iv) comfort letters, consents and other services.

(2)	Audit-related Fees were for audits of our employee benefit plan.

The Audit Committee administers STAAR’s engagement of BDO USA, LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of BDO USA, LLP and whether, for reasons of efficiency or convenience, it is in the best interest of STAAR to engage its independent registered public accounting firm to perform the services. The Audit Committee has determined that performance by BDO USA, LLP of the non-audit services related to the fees shown in the table above did not affect that firm’s independence.  BDO USA, LLP does not currently provide any non-attest services.

Prior to engagement, the Audit Committee pre-approves all independent auditor services, and the Audit Committee pre-approved all fees and services of BDO USA, LLP, for work done in 2018 and 2017. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL 3:

ADVISORY VOTE TO APPROVE ANNUAL COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS

Requested Stockholder Approval

The Board of Directors believes that stockholder approval, on an advisory, non-binding basis, of the annual compensation program for our non-employee directors, as revised by the Board of Directors in March 2019 (the “Annual Compensation Program”), is in the best interests of us and our stockholders because it allows us to attract and retain qualified non-employee directors who are important to our long-term success. We believe that the compensation paid to non-employee directors pursuant to the Annual Compensation Program is reasonable and appropriate, in line with market practice, data and recommendations received from Radford (our independent compensation consultant), appropriately compensates our non-employee directors for services as non-employee directors and aligns the interests of our directors and our stockholders.

Background

In 2017, the Board of Directors commenced reevaluation of the compensation of our non-employee directors. The $40,000 per year annual cash retainer in effect in 2017 had remained at the same level since 2010.  In August 2016, the Board of Directors had approved changing the annual equity grants to non-employee directors from a fixed number of 20,000 stock options to an equity grant based on a fixed value methodology, with the value set at $100,000 per year. Each non-employee director annually chooses the form of equity he or she receives based on a Black Scholes value of stock options or the fair value of restricted stock. The annual equity grants vest fully on the earlier of the first anniversary of the grant date or the date of our next annual meeting of stockholders to elect directors. Equity grants are awarded pursuant to the Company’s Omnibus Equity Incentive Plan (Plan). The Plan authorizes the Plan Administrator to accelerate vesting in the event of death, disability or a Change in Control, as defined in the Plan.  The annual cash retainer of $25,000 for the director serving in the role of Chairperson of the Board had remained at the same level since 2006.

In 2018, following a review of benchmark data concerning non-employee director compensation of our peer group, our Board of Directors approved the following changes to the compensation program for non-employee directors: (i) an increase in the annual director’s fee for non-employee directors from $40,000 to $50,000 effective April 6, 2018; and (ii) an increase in the annual non-employee director equity grant from a fair market value of $100,000 to a fair market value of $110,000, based on a Black Scholes calculation as of the date of grant.

Board Review and Changes to Compensation Program

In 2019, the Board of Directors again engaged Radford to perform an evaluation of the compensation of our non-employee directors.  After assessing the benchmark data contained in Radford’s report, the Board of Directors accepted recommendations made by Radford and approved the following changes to the compensation program for non-employee directors: (i) an increase in the annual retainer fee for the director serving in the role of Chairperson of the Board from $25,000 to $40,000 effective commencing with the 2019-2020 term for directors; and (ii) an increase in the annual non-employee director equity grant from a fair market value of $110,000 to a fair market value of $125,000,  effective commencing with the 2019-2020 term for directors. With these two changes to the Annual Compensation Program, non-employee directors are compensated as follows:

Annual Retainers	($)
Annual Equity Grant 125,000 Board Members	50,000
Board of Directors Chair	40,000
Audit Committee Chair	15,000
Compensation Committee Chair	15,000
Nominating and Governance Chair	15,000
Members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee	5,000

Annual equity grants are awarded to non-employee directors based on a fixed value methodology, with the value set at $125,000. Each non-employee director annually chooses the form of equity he or she receives based on a Black Scholes value of stock options or the grant date closing price of restricted stock. Equity grants vest in full on the earlier of the first anniversary of the grant date or the date of our next annual meeting of stockholders to elect directors. The Plan authorizes the Compensation Committee as Plan Administrator to accelerate vesting in the event of death, disability or a Change in Control, as defined in the Plan. Initial equity grants for newly elected directors are awarded on a pro-rata basis based on the period of service that remains in the director’s term.

We currently have five directors serving on our Board of Directors, four of whom are non-employee directors who are eligible to receive compensation under the Annual Compensation Program. Our employee director does not receive compensation for her service as a director.

Requested Stockholder Approval

The Board of Directors is seeking stockholder advisory approval of the current Annual Compensation Program for the current and future years, including an annual cash retainer of $40,000 for the director who serves in the role of Chairperson of the Board, and equity grants with a fair value at grant of $125,000. Under the Plan, the total grant date fair value of equity-based awards granted to a non-employee director for services as a non-employee director during any fiscal year may not exceed $500,000.

Although the Board of Directors is not required to seek or receive stockholder approval of our Annual Compensation Program, the Board of Directors is doing so on an advisory basis in the interest of good corporate governance. The Board of Directors believes that stockholder ratification of the Annual Compensation Program is in the best interests of us and our stockholders because it appropriately retains and compensates our non-employee directors who we believe are important to our success.

While the vote does not bind the Board of Directors to any particular action, the Board of Directors values the input of the stockholders, and will take into account the outcome of this vote in considering future compensation arrangements.

The STAAR Board of Directors unanimously recommends a vote FOR the approval, on an advisory basis, of the Annual Compensation Program for non-employee directors.

PROPOSAL NO. 4

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Background to the Advisory Vote

Pursuant to Section 14A of the Securities Exchange Act, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement (a “say-on-pay” vote). We currently solicit this vote on an annual basis. In an advisory vote at the 2018 Annual Meeting, approximately 98% of the votes cast in favor of annual advisory votes on executive compensation. The Compensation Committee believes this affirms stockholders’ support of our approach to executive compensation.

Board of Directors Recommendation

As stated in our Compensation Discussion and Analysis, our compensation program is designed to reward our executives for meeting or exceeding corporate financial and non-financial goals and also individual objectives.

The Board of Directors believes that STAAR has been able to attract and retain personnel with a high level of professional skill and experience partly because of the value its executives have placed on the potential growth in value of their equity compensation if their efforts to improve STAAR’s business succeed.

In 2018, we continued to award a significant proportion of our named executive officers’ total compensation in the form of variable, at-risk compensation, either through annual performance-based cash incentives or equity awards.

The Board of Directors invites you to review carefully the Compensation Discussion and Analysis beginning on page 20, before voting on the following resolution:

“Resolved, that the stockholders of STAAR Surgical Company (“STAAR”) approve, on an advisory basis, the compensation of STAAR’s named executive officers, including STAAR’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in STAAR’s 2019 Proxy Statement.”

While the vote does not bind the Board of Directors to any particular action, the Board of Directors and the Compensation Committee value the input of the stockholders and will take into account the outcome of this vote in considering future compensation arrangements. We currently hold an annual say-on-pay advisory vote and expect that our next advisory vote on executive compensation following this vote will be held at our 2020 Annual Meeting of Stockholders.

STAAR’s Board of Directors unanimously recommends a vote “FOR” the approval, on an advisory basis, of STAAR’s compensation of our named executive this proxy statement.

SECTION  16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, and the SEC’s rules thereunder, require our directors, executive officers and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC and to furnish to us copies of all reports they file. The SEC has established specific dates for these reports and requires STAAR to report in this Proxy Statement any failure by these persons to file or failure to file on a timely basis.

To our knowledge, based solely on a review of the copies of such reports received or written representatives from the reporting persons, we believe that during our 2018 fiscal year our directors, executive officers and persons who beneficially own more that 10% of our Common Stock timely filed any required reports under Sections of 16.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 28, 2018, which contains our consolidated financial statements of STAAR for that period, accompanies this proxy statement but is not a part of our soliciting materials.

We will provide stockholders, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 28, 2018, if the stockholder submits a written request to STAAR Surgical Company, c/o Office of the Secretary, 25651 Atlantic Ocean Drive, Lake Forest, California, 92630. Exhibits to the Form 10-K will be provided on written request of any stockholder, subject to reimbursement of STAAR’s reasonable expenses. Exhibits are available at no charge on the SEC’s website, www.sec.gov. STAAR’s Annual Report on Form 10-K is also available on STAAR’s website at www.staar.com. This website reference is not intended to function as a hyperlink and the information contained on STAAR’s website is not a part of this proxy statement.

This Proxy Statement and our Chief Executive Officer’s letter contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations concerning matters that are not historical facts. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. Investors should not place undue reliance on the forward-looking statements, which speak only as of the date of this Proxy Statement. These forward-looking statements include, but are not limited to, statements related to risks associated with our future operating or financial performance as well as our compensation programs. Readers are cautioned that these forward-looking statements are all based on current expectations and are subject to risks, uncertainties and assumptions that are difficult to predict. The Company’s actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risks and uncertainties disclosed in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 28, 2018 and in our subsequent periodic reports on Form 10-Q and Form 8-K. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

By Order of the Board of Directors,

STAAR SURGICAL COMPANY

Samuel Gesten
Chief Legal Officer and Secretary
Lake Forest, California
April 29, 2019